As filed with the Securities and Exchange Commission on July 15, 2008
Registration No. 333-149931

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Clear Skies Solar, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3433	30-0401535

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501
(516) 282-7652
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ezra Green
Chief Executive Officer
Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501
(516) 282-7652
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Harvey J. Kesner, Esq.
Haynes and Boone, LLP
153 East 53rd Street, Suite 4900
New York, New York 10022
Telephone: (212) 659-7300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		PROPOSED		PROPOSED
	AMOUNT TO	MAXIMUM		MAXIMUM
	BE	OFFERING		AGGREGATE	AMOUNT OF
TITLE OF EACH CLASS OF SECURITITES TO BE	REGISTERED	PRICE PER		OFFERING	REGISTRATION
REGISTERED	(1)	SHARE		PRICE	FEE (4)

Common stock, par value $0.001 per share	18,310,029	$1.15	(2)	$21,056,532.20	$827.52	(3)
Common stock, par value $0.001 per share (4)	1,232,401	$1.15	(2)	$1,417,261.20	$55.70	(3)
Common stock, par value $0.001 per share (5)	100,000	$1.15	(2)	$115,000.00	$4.52	(3)
Common stock, par value $0.001 per share (6)	271,312	$0.87	(7)	$236,041.44	$9.28	(8)

Total	19,913,742			$22,824,834.84	$897.02	(3)(8)

(1)	In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of the common stock of the Registrant as reported on the OTC Bulletin Board on March 24, 2008.

(3)	The registration fee with respect to 19,642,430 shares registered hereby was previously paid.

(4)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders named in the prospectus or a prospectus supplement.

(5)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of options issued to the selling stockholders named in the prospectus or a prospectus supplement.

(6)	Represents shares of the Registrant’s common stock being registered for resale that are subject to a Stock Pledge Agreement pursuant to which the collateral agent has discretion to dispose of such shares.

(7)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of the common stock of the Registrant as reported on the OTC Bulletin Board on July 10, 2008.

(8)	The registration fee with respect to 271,312 shares is being paid herewith.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THERAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
Subject to Completion, dated July 15, 2008
Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501
(516) 282-7652
19,913,742 Shares of Common Stock

This prospectus relates to the resale of up to 19,913,742 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” in this prospectus. The shares of common stock offered by this prospectus consist of 18,581,341 shares of our outstanding common stock and 1,332,401 shares of our common stock issuable upon exercise of certain warrants and options.
All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. The selling stockholders may sell common stock from time to time at prevailing market prices. We will not receive any proceeds from the sales by the selling stockholders, but we may receive up to $366,201 of proceeds from the exercise of warrants held by selling stockholders to purchase an aggregate of 732,401 shares of our common stock, if such warrants are exercised in full, $250,000 from the exercise of another warrant held by a selling stockholder to purchase up to 500,000 shares of our common stock, if such warrant is exercised in full, and $150,000 from the exercise of an option to purchase up to 100,000 shares of our common stock if such option is exercised in full.
Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTCBB, under the symbol “CSKH.OB.” On July 10, 2008, the last sale price of our common stock on the OTCBB was $0.87 per share.
No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholder will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.
Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      __, 2008

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus.
In this prospectus, unless the context requires otherwise, references to the “Company,” “Clear Skies,” “we,” “our” and “us,” for periods prior to the closing of the reverse merger on December 20, 2007, refer to Clear Skies Group, Inc., a private New York corporation that is now our wholly owned subsidiary, and such references for periods subsequent to the closing of the reverse merger on December 20, 2007, refer to Clear Skies Solar, Inc., a publicly traded Delaware corporation formerly known as Clear Skies Holdings, Inc., together with its subsidiaries, including Clear Skies Group, Inc.
Corporate History
Clear Skies Group, Inc. was formed in New York on September 23, 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. We commenced operations in August 2005.
BIP Oil, Inc. was incorporated as a Nevada corporation on January 31, 2007, for the purpose of importing, marketing and distributing Greek olive oils, olives and spices in the United States. On December 12, 2007, BIP Oil Inc. formed a wholly owned subsidiary, Clear Skies Holdings, Inc., a Delaware corporation. On December 18, 2007, BIP Oil, Inc. was merged with and into Clear Skies Holdings, Inc., for the purpose of changing its state of incorporation to Delaware from Nevada and changing its name.
On December 20, 2007, we closed a reverse merger transaction pursuant to which a wholly owned subsidiary of Clear Skies Holdings, Inc. merged with and into Clear Skies Group, Inc., and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc.
Immediately following the closing of the reverse merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then- majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.
After the reverse merger and the split-off, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors. In addition, on January 25, 2008, we changed our name from Clear Skies Holdings, Inc. to Clear Skies Solar, Inc.

The reverse merger was accounted for as a reverse acquisition and recapitalization of Clear Skies Group, Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in our financial statements for periods prior to the reverse merger are those of Clear Skies Group, Inc. and have been recorded at the historical cost basis of Clear Skies Group, Inc., and our consolidated financial statements for periods after completion of the reverse merger include both our and Clear Skies Group, Inc.’s assets and liabilities, the historical operations of Clear Skies Group, Inc. prior to the reverse merger and our operations from the closing date of the reverse merger.
Business Overview
We are a designer and integrator of solar power systems. We market, sell, design and install systems for commercial customers and to developers of residential properties, sourcing components (such as solar modules and inverters) from third party manufacturers. We currently serve customers in California, New York and New Jersey. We also plan to expand to other states where the amount of sunshine, the cost of electricity and/or the availability of governmental rebates make our prospects of solar energy system sales appear attractive to us. We not only supply and install solar power systems, but we also seek to develop new technologies and products that will promote the expansion of the industry.
We believe that our construction background provides us with real world experience in delivering results quickly and cost-effectively for our customers. Our commitment to improving the effectiveness of renewable energy systems has yielded developments that include proprietary photovoltaic (sometimes referred to as “solar electric” or “PV”) panel mounting systems and trade secrets that we believe reduce the required man-hours on system installations. We have also developed XTRAX®, a patented remote monitoring solution for measuring the production of renewable energy systems, among other things.
Our principal executive offices are located at 200 Old Country Road, Suite 610, Mineola, New York 11501 and our telephone number is (516) 282-7652. We maintain a website at www.clearskiessolar.com which contains a description of our company, but such website is not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.
The Offering
An aggregate of 19,642,430 shares of our common stock are being offered by the selling stockholders identified under the section entitled “Selling Stockholders” in this prospectus. The shares of common stock offered by this prospectus consist of 18,310,029 shares of our outstanding common stock, 1,232,401 shares of our common stock issuable upon exercise of certain warrants and 100,000 shares of our common stock issuable upon exercise of an option.

Common stock offered by the selling stockholders:	19,913,742 shares (1)

Common stock outstanding:	31,438,034 (2)

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock, but we may receive proceeds from the exercise of warrants and options by the selling stockholders. In the event that all of the warrants and options to purchase shares of common stock included in this offering were exercised, we would receive $766,201 of gross proceeds, which we would use for working capital.

Risk factors:	An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus before deciding whether or not to invest in shares of our common stock.

OTC Bulletin Board symbol:	CSKH.OB

(1)	Represents: (i) 2,581,341 shares of our common stock that were issued in exchange for shares of Clear Skies Group, Inc. common stock pursuant to the reverse merger; (ii) 16,000,000 shares of our common stock that we issued in our private placement offering that was completed on December 24, 2008; (iii) 640,000 shares of our common stock underlying warrants that we issued to designees of our placement agent in connection with such offering; (iv) 92,401 shares of our common stock underlying warrants that we issued to designees of our placement agent in connection with an offering of Clear Skies Group, Inc. that was consummated in August and September 2007; (v) 500,000 shares of our common stock underlying a warrant that we issued pursuant to a consulting agreement; and (vi) 100,000 shares of our common stock underlying an option we issued pursuant to another consulting agreement.

(2)	Represents the number of shares of our common stock outstanding as of July 14, 2008, and excludes:

•	1,670,000 shares of our common stock issuable upon exercise of outstanding stock options issued under our 2007 Equity Incentive Plan;

•	830,000 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan;

•	1,332,401 shares of our common stock issuable upon exercise of outstanding warrants and an option, which shares are being offered by this prospectus.

•	270,000 shares of our common stock issuable upon exercise of outstanding stock options issued under over our 2008 Non-Employee Director Compensation Plan; and

•	730,000 shares of our common stock reserved for future issuance under our 2008 Non-Employee Director Compensation Plan.

RISK FACTORS
There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. If this were to happen, the price of our shares could decline significantly and you might lose all or a part of your investment.
Risks Relating to Our Business
Since we lack a meaningful operating history, it is difficult for potential investors to evaluate our business.
Clear Skies Group, Inc. was incorporated in 2003, but did not begin operations until October 2005. Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have generated only limited revenues. Our revenues were $936,596 and $298,974 for the years ended December 31, 2006 and December 31, 2007, respectively. As a startup, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in our Company in light of the uncertainties encountered by start-up companies in a competitive environment. Our business is dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for, among other things, the supply of photovoltaic and solar-thermal systems, on commercially favorable terms. There can be no assurance that our efforts will be successful or that we will be able to attain profitability.
We have a limited operating history and have sustained recurring losses.
Our wholly owned operating subsidiary, Clear Skies Group, Inc., was incorporated in September 2003 and has reported annual net losses since its inception. For our fiscal years ended December 31, 2007 and December 31, 2006, we experienced losses of approximately $3.6 million and $689,000 respectively. As of December 31, 2007, we had an accumulated deficit of approximately $4.7 million. In addition, we expect to incur additional losses in the foreseeable future, and there can be no assurance that we will ever achieve profitability. Our future viability, profitability and growth depends upon our ability to successfully operate and expand our operations. There can be no assurance that any of our efforts will prove successful or that we will not continue to incur operating losses in the future.
We will need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.
We have limited funds. We may not be able to execute our current business plan and fund business operations long enough to become cash flow positive or to achieve profitability. Our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.
Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy industry, and the fact that we have not been profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.
We are dependent upon key personnel whose loss may adversely impact our business.
We rely heavily on the expertise, experience and continued services of our senior management, especially Ezra J. Green, our Chairman and Chief Executive Officer. The loss of Mr. Green or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and motivate our executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Mr. Green were to leave, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. We have entered into an employment agreement with Mr. Green. However, there can be no assurance that the terms of the employment agreement will be sufficient to retain him.
We may not be able to effectively control and manage our growth.
Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the startup nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our business, financial condition and the market value of our securities.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our reputation, business and operating results may be harmed. In connection with the preparation of our registration statement on Form S-1, of which this prospectus forms a part, our independent registered public accountants as well as our management have identified a material weakness in our internal control over financial reporting, due to insufficient resources in our accounting and finance department, resulting in (i) an ineffective review, monitoring and analysis of schedules, reconciliations and financial statement disclosures and (ii) the misapplication of U.S. GAAP and SEC reporting requirements. Due to our lack of resources, including personnel that are appropriately qualified in the areas of U.S. GAAP and SEC reporting, and the potential impact on the financial statements and disclosures and the importance of the annual and interim financial closing and reporting process, there is more than a remote likelihood that a material misstatement of the annual financial statements would not have been prevented or detected for the year ended December 31, 2007.
The period in which these material weaknesses were identified included certain non-recurring reverse merger related events, that disproportionately absorbed our financial and administrative resources.
Management is in the process of remediating the above-mentioned weakness in our internal control over financial reporting and has designed the following steps to be implemented:
•	Hiring additional accounting personnel (including a full time chief financial officer hired January 21, 2008 and another full time senior level accountant hired February 11, 2008);
•	Establish a detailed timeline for review and completion of financial reports to be included in our Forms 10-Q and 10-K;
•	Engage the use of a third party accounting service provider to further support and supplement our internal staff in accounting and related areas when necessary; and
•	Employ the use of appropriate supplemental SEC and U.S. GAAP checklists in connection with our closing process and the preparation of our Forms 10-Q and 10-K.
The implementation of these remediation plans has been initiated and will continue during fiscal 2008. The material weakness will not be considered remediated until the applicable remedial procedures are tested and management has concluded that the procedures are operating effectively. Management recognizes that use of our financial resources will be required not only for implementation of these measures, but also for testing their effectiveness and may seek the assistance of a outside service provider to assist in this process.

If we are not able to implement controls to avoid the occurrence of material weaknesses in our internal control over financial reporting in the future, then we might report results that are not consistent with our actual results and we may need to restate results that will have been previously reported.
We could become involved in intellectual property disputes that create a drain on our resources and could ultimately impair our assets.
We currently have one issued U.S. patent (No. 7,336,201). In addition, we rely on trade secrets and our industry expertise and know how. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even if without merit, could result in substantial costs and diversion of our resources and could materially and adversely affect our business and operating results.
We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.
Since the products we install are devices that produce electricity and heat, it is possible that users could be electrocuted, burned or otherwise injured or even killed by such products, whether by product malfunctions, defects, improper installation or other causes. As a distributor and installer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage. Moreover, we may not have adequate resources in the event of a successful claim against us. We have general liability coverage for up to $1,000,000 and umbrella liability coverage for up to $2,000,000; we also have a policy of obtaining certificates of insurance from the property owners where we operate and requiring all subcontractors to name us as an additional insured and as a certificate holder on their policies. Furthermore, we anticipate requiring a product liability policy once we are ready to launch our XTRAX® product, and there can be no assurance that one will be available on reasonable terms. The successful assertion of product liability claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.
Risks Relating to Our Industry
We are dependent upon our suppliers for the components used in the systems we design and install; and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.
The solar panels, inverters and other components used in our systems are purchased from a limited number of suppliers. We do not manufacture any of the components used in our solar installations. We currently purchase solar panels principally from Kyocera Solar, Suntech America, Sharp, Solar-Fabrik AG, General Electric, SMA American and XANTRAX and we purchase inverters principally from SatCon Power Systems. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation, as we have no supply agreements with these or other suppliers except for purchase orders on a case-by-case basis. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in reduced margins and/or an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Similarly, our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels. The world market for solar panels recently experienced a shortage of supply due to insufficient availability of silicon. This shortage caused the prices for solar modules to increase. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, could limit our sales and growth. In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will be able to have solar systems manufactured on acceptable terms or of acceptable quality, the failure of which could lead to a loss of sales and revenues.

We face intense competition, and many of our competitors have substantially greater resources than we do.
We operate in a competitive environment that is characterized by price fluctuations, supply shortages and rapid technological change. We compete with major international and domestic companies. Our major competitors include SunPower/Powerlight, SPG Solar, Akeena Solar, Sun Edison and Global Solar as well as numerous other regional players, and other similar companies primarily located in our operating markets. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of products than we can.
Some of our competitors own, partner with, have longer term or stronger relationships with solar cell providers which could result in them being able to obtain solar cells on a more favorable basis than we can. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.
We may in the future compete for potential customers with solar and heating, ventilation and air conditioning systems installers and service providers, electricians, utilities and other providers of solar power equipment or electric power. Competition in the solar power services industry may increase in the future, partly due to low barriers to entry. In addition, we may face competition from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel.

There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.
Technological changes in the solar power industry could render our proprietary technology uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales.
Our failure to further refine our technology and develop new technology could cause our products to become uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales. The solar power industry is rapidly evolving and competitive. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. We may need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of solar power and monitoring technologies may be currently under development by other companies that could result in higher product performance than those expected to be produced using our technology. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our monitoring system and the installation of solar power products that we can offer.
Our business requires us to place our employees and technicians in our customers’ properties, which could give rise to claims against us.
If we are unsuccessful in our installation of products and provision of services to customers, we could damage or cause a material adverse change to their premises or property, which could give rise to claims against us. Any such claims could be material in dollar amount and/or could significantly damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions based on the alleged actions of our personnel, including harassment, theft of client property, criminal activity and other claims.
A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.
We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power systems, which may significantly reduce demand for our products.
Installation of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, utility interconnection requirements for metering and other rules and regulations. If we fail to observe these shifting requirements on a national, state, or local level, in providing our products and services, we may incur claims and/or reputational damage. Changes in utility electric rates or net metering policies could also have a negative effect on our business. Government regulations or utility policies pertaining to solar power systems are unpredictable, may limit our ability to charge market rates and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in our revenues and/or demand for solar energy systems and our services.
Our business depends on the availability of rebates, tax credits and other financial incentives; reduction or elimination of which would reduce the demand for our services and impair our results.
Certain states, including California and Arizona, offer substantial incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the Federal government currently offers a tax credit for the installation of solar power systems. This Federal Tax Credit is due to expire in 2008. Current tax rules also permit businesses to accelerate the depreciation on their system over five years. Reduction in or elimination of such tax and other incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the costs of our systems to customers, resulting in reduced demand for our services, and negatively affecting our sales.
Our business strategy depends on the widespread adoption of solar power technology.
The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of solar power technology include but are not limited to:
•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
•	success of other alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•	fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;
•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of government subsidies and incentives.
Risks Relating to Our Organization and Our Common Stock
As a result of our reverse merger, Clear Skies Group, Inc. became a subsidiary of a company that is subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing its ability to grow.
As a result of the reverse merger, Clear Skies Group, Inc. became a subsidiary of a public reporting company (Clear Skies Solar, Inc.) and, accordingly, is subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we had remained privately held and did not consummate the reverse merger.
It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the Securities and Exchange Commission current.
Public company compliance may make it more difficult for us to attract and retain officers and directors.
The Sarbanes-Oxley Act and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company we expect these new rules and regulations to increase our compliance costs in 2008 and beyond and to make certain activities more time consuming and costly. As a public company we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future or we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.
There may be risks associated with Clear Skies Group, Inc. becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-reverse merger company.
If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of our shareholders to sell their securities in the secondary market.
Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of our shareholders to sell their securities in the secondary market.
Persons associated with securities offerings, including consultants, may be deemed to be broker dealers, which may expose us to claims for rescission or damages.
If our securities are offered without engaging a registered broker-dealer we may face claims for rescission and other remedies. We may become engaged in costly litigation to defend these claims, which would lead to increased expenditures for legal fees and divert managements’ attention from operating the business. If we could not successfully defend these claims, we may be required to return proceeds of any affected offering to investors, which would harm our financial condition.
Failure to cause a registration statement to become effective in a timely manner could materially adversely affect our company.
We have agreed, at our expense, to prepare a registration statement covering the shares of our common stock sold in the private placement that we closed in December 2007 and to use our best efforts to file that registration statement with the Securities and Exchange Commission by March 23, 2008. As this registration statement is being filed beyond this date we are liable to pay liquidated damages of approximately $2,700 per day. We also agreed to use commercially reasonable efforts to obtain the effectiveness of such registration statement no later than 180 days after the final closing of the private placement or the date on which the private placement is terminated, whichever occurs later. There are many reasons, including those over which we have no control, which could delay the effectiveness of the registration statement, including delays resulting from the Securities and Exchange Commission review process and comments raised by the Securities and Exchange Commission during that process. Our efforts to have the registration statement declared effective could become extremely costly, and our failure to do so in a timely manner could require us to pay liquidated damages to investors in the private placement, either or both of which could materially adversely affect us.

Our stock price may be volatile.
The market price of our common stock is likely to be highly volatile. Since trading of our common stock began on January 8, 2008 through July 14, 2008, the high and low bid prices of our common stock were $2.40 and $0.80. The price of our stock could fluctuate widely in response to various factors, many of which are beyond our control, including the following:
•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
•	sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the private placement that we closed in December 2007);
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.
In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.
We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.
We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a limited trading market for our common stock, and we cannot ensure that a liquid market will be established or maintained.
Trading in our common stock began on January 8, 2008 and only a limited market has developed for the purchase and sale of our common stock. We cannot predict how liquid the market for our common stock might become. As soon as is practicable, we anticipate applying for listing of our common stock on either the American Stock Exchange, The NASDAQ Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains quoted on the OTC Bulletin Board or is suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.
Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.
Our common stock is currently a “penny stock,” which may make it more difficult for our investors to sell their shares.
Our common stock is currently and may continue in the future to be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Since our securities are subject to the penny stock rules, investors may find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.
If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in the private placement that we closed in December 2007 upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The 6,598,694 shares of our common stock issued to certain of the former stockholders of Clear Skies Group, Inc. in the reverse merger are subject to a lock-up agreement prohibiting sales of such shares for a period of 15 months following the reverse merger. Following such date, all of those shares will become freely tradable, subject to securities laws and Securities and Exchange Commission regulations regarding sales by insiders. Furthermore, the resale of 271,312 of such shares which are beneficially owned by our Chief Executive Officer, Ezra Green, are being registered pursuant to the registration statement of which this prospectus is a part, and we believe that Mr. Green will seek a waiver of the lock-up agreement with respect to such shares from the placement agent for our private placement that closed in December 2007. In addition, the 16,000,000 shares of our common stock sold in the private placement that we closed in December 2007, the 2,310,029 shares of common stock that we issued in the reverse merger in exchange for shares of common stock of Clear Skies Group, Inc. sold together with the Bridge Note in a private placement that closed in August and September 2007, and the 732,401 shares underlying the warrants issued to the placement agent in connection with both of those private placements will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act. Recent revisions to Rule 144 may result in shares of our common stock that we may issue in the future becoming eligible for resale into the public market without registration in as little as six months after their issuance.
Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.
Our directors and executive officers own or control a significant percentage of our common stock. Our directors and executive officers may be deemed beneficially to own an aggregate of approximately 4.6 million shares of our common stock, representing 14.9% of the outstanding shares of our common stock. Additionally, these figures do not reflect any increase in beneficial ownership that such persons may experience in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other stockholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders may vote, including the following actions:
•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our Certificate of Incorporation or By-laws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote.
Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that constitute forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. Forward-looking statements may involve inaccurate assumptions as well as known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from those expressed or implied by any forward-looking statements for the reasons, among others, described within the various sections of this prospectus, and in particular, in the section entitled “Risk Factors” beginning on page 4. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur as projected.
Information regarding market and industry statistics contained in this prospectus included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, investors should not place undue reliance on these forward-looking statements.
USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. However, we may receive up to $766,201 from the exercise of the warrants and an option if all such warrants and the option are exercised in full. There can be no assurance that any of the warrants or the option will be exercised by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants and option, if any, for general working capital purposes.
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
From September 7, 2007 through January 4, 2008, our common stock was quoted on the OTC Bulletin Board under the trading symbol “BIPO,” and since January 7, 2008, our trading symbol has been “CSKH.” Prior to January 7, 2008, there was no active market for our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	High	Low
Fiscal 2008
First Quarter (beginning January 8, 2008)	$2.40	$1.02
Second Quarter	$1.68	$0.90
Third Quarter (through July 14, 2008)	$1.19	$0.80
The last reported sales price of our common stock on the OTC Bulletin Board on July 14, 2008 was $0.84 per share.
Holders
As of July 14, 2008, an aggregate of 31,438,034 shares of our common stock were issued and outstanding and were owned by approximately 74 stockholders of record, based on information provided by our transfer agent.
Dividends
We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.
Equity Compensation Plan Information
The following table provides information as of December 31, 2007 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of securities to	Weighted-average
	be issued upon	exercise price of	Number of securities
	exercise of outstanding	outstanding options, warrants	remaining available for
Plan Category	options, warrants and rights	and rights	future issuance
Equity compensation plans approved by security holders (1)	0	—	2,500.00

Equity compensation plans not approved by security holders (2)	1,232,401	$0.50	—

(1)	Represents our 2007 Equity Incentive Plan.

(2)	Represents 732,401 shares and 500,000 shares issuable upon exercise of five-year warrants with an exercise price of $0.50 per share issued to a placement agent and an investor relations consultant for private placement and consulting services, respectively.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND PLAN OF OPERATION
This discussion should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus, as well as the other sections of this prospectus, including “Risk Factors” and “Description of Business.” This discussion contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Forward-Looking Statements.” Our actual results may differ materially.
Overview
Clear Skies Group, Inc. was incorporated in New York on September 23, 2003 and began operations in August 2005. As a result of the reverse merger, our historical financial statements for periods prior to the reverse merger are those of Clear Skies Group, Inc. We market, sell, design and install solar power systems for commercial and residential customers, sourcing components from third party manufacturers. We currently serve customers in California, New York and New Jersey. We also plan to expand to other states where the amount of sunshine, the cost of electricity and/or the availability of governmental rebates make prospects of solar energy system sales appear attractive.

With a goal of improving the effectiveness of renewable energy systems, we have developed certain proprietary PV panel mounting systems and trade secrets that we believe reduce the required man-hours for PV system installations. We have also developed XTRAX®, a proprietary remote monitoring solution for measuring the production of renewable energy systems, among other things.
Since we began operations, we have incurred annual net losses. As of December 31, 2007, and March 31, 2008, we had an accumulated deficit of $4,669,595 and $6,321,831, respectively, and we expect to incur additional losses in the foreseeable future. Our revenue during the three months ended March 31, 2008 was $153,224. We recognized net losses of $3,608,853 and $1,652,237 for the year ended December 31, 2007 and for the three-month period ended March 31, 2008, respectively.
Since our inception, we have financed our operations primarily through sales of equity and debt securities. From inception through March 31, 2008, we received net offering proceeds from private sales of equity and debt securities (after deducting placement agents’ discounts, commissions and expenses, and our offering expenses) of approximately $6,843,126 in the aggregate.
Based on current plans and assumptions, we believe that our current financial resources, together with our expected net revenues from operations, will be adequate to fund our operations in 2008. Beyond 2008, we may require further financing of our operations before we are able to achieve positive cash flow. There can be no assurance that we will ever generate sufficient revenues to provide positive cash flows from operations. Depending on our actual future results of operations and whether we engage in any strategic transaction or other activities that may consume funds, we may need to raise additional funds through additional public or private offerings of our securities. No assurance can be given that additional sources of funds will be available to us on reasonable terms or at all.
Depending upon the needs of our customers, we may have to increase our installation staff significantly in 2008 to ensure that installations can be completed while applicable rebates remain in effect. We expect that our selling and general and administrative expenses will increase in future periods, as we expand our administrative, sales and installation workforce.
Facilities requirements are a pressing issue for us, as we have already outgrown our current facility. We are looking for a new facility in Long Island as our headquarters that can accommodate our expected needs for the next three years. In addition, we anticipate establishing regional field offices for our sales teams. Accordingly, we expect the rental expense component of our general and administrative expenses to increase in future periods.
We expect our immediate capital expenditures, which we do not expect to exceed $100,000, will be related to completing the Beta tests and the initial launch of XTRAX®, which we currently anticipate will occur in the third quarter of 2008. Cranes and other installation equipment are generally available for rental on reasonable terms, and we do not have plans to acquire any.

Critical Accounting Policies
Revenue Recognition and Deferred Revenue: We have two distinct revenue streams that have very different characteristics and payment time cycles. Therefore, we apply a different revenue recognition policy to each category.
Contract Revenue. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, which was superceded by SAB No. 104 — “Revenue Recognition in Financial Statements,” we recognize revenues from contracts that we sign directly with the customer using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct costs of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. We maintain all risks and rewards of billing. Regardless of the customer’s structure or industry, if we are the lead contractor, then we recognize all revenues from such customers in this manner.
Subcontracting Revenue. From time to time, we perform installation and other services as a subcontractor. These services differ from contract revenue as we are entitled to be compensated for subcontractor work performed prior to completion of the system. We are paid for all invoiced work so long as we complete tasks satisfactorily and invoice the client for our work in a timely manner. We book all revenues from projects where we act as subcontractor to our income statement as they are received from the client.
Cost Recognition: Contract costs include all direct materials, labor, and equipment costs, and those indirect costs related to performance such as indirect labor, supplies, and tools costs. We make provisions for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.
Costs and estimated earnings in excess of billings consist of our costs to acquire materials that we purchased for projects which had not been completed as of the relevant balance sheet date. These costs are charged to the project as they are installed.
Manufacturer and Installation Warranties: We warrant our products and services against defects in material or installation workmanship. The manufacturer’s warranty period on the solar panels and the inverters we use have a warranty period range of five to twenty-five years. We assist the customer in the event that the manufacturer warranty needs to be used to replace a defective panel or inverter. We provide for a five-year warranty on the installation of a system and all equipment and identical supplies other than solar panels and inverters that are covered under the manufacturer’s warranty. We record a provision for the installation warranty, within cost of sales — currently at 2% of contract revenue — based on historical experience and future expectations of the probable cost to be incurred in honoring our warranty commitment.

Common Stock Issuance: In September 2005, Clear Skies Group, Inc. agreed to grant (i) 120,000 shares of its common stock to three individuals as consideration for their service on the board of directors; (ii) 160,000 shares of its common stock to two entities, as consideration for certain consulting and other services; and (iii) 200,000 shares of its common stock to three individuals, in exchange for consulting and other services to assist in its commencement of operations. As a result of the above transactions and capital advances of $310,000 in September 2005 and $200,000 in April 2006, Clear Skies Group, Inc. became contractually obligated to issue shares in excess of its 200 then authorized shares. As a result, we recorded a liability of approximately $894,000, as of December 31, 2006, for the value of such contractual obligations.
Due to the contractual obligation to issue the excess shares, Clear Skies Group, Inc.’s Board of Directors, with stockholder approval, authorized the increase of its authorized shares from 200 shares to 10,000,000 shares. On January 30, 2007, Clear Skies Group, Inc.’s Certificate of Incorporation was amended to authorize the issuance of 10,000,000 shares of common stock, par value $0.01 per share. Upon the effectiveness of such amendment to Clear Skies Group, Inc.’s Certificate of Incorporation, the obligation to issue such shares was fulfilled and the liability was reclassified to stockholders equity as Common Stock, to the extent of the aggregate par value of such shares, with the excess reclassified as Additional Paid-In Capital. Upon consummation of our reverse merger, all such shares of Clear Skies Group, Inc.’s common stock were exchanged for shares of our common stock.
Results of Operations: Comparison of Fiscal 2007 and 2006
Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales personnel and support staff for a multi-office infrastructure and increased marketing expenditures to promote our services. In addition, as a public reporting entity, compliance with Securities and Exchange Commission regulations will increase our general and administrative costs substantially.
Although we had income from operations in each of the last two fiscal years, a major impediment to fully executing our business plan in 2007 was a lack of operating capital and the time spent by members of management obtaining financing. Accordingly, a comparison of our results of operations for the years ended December 31, 2007 and December 31, 2006 may be of limited probative value.
We have restated our financial statements as of and for the year ended December 31, 2007 (see Note 1a to the financial statements). All amounts discussed herein have been updated to conform to the restated financial statements.
Revenues
Total revenues for the year ended December 31, 2007 were $298,974 compared to $936,596 for the year ended December 31, 2006. This $637,622 decrease in revenue is primarily due to our lack of operational capital with which to execute the business plan. The shift in focus of our marketing efforts from residential sales and installations to commercial projects of up to one megawatt in size also had an impact. These commercial projects provide greater revenues and margins, but have significantly longer lead times. In addition, our move towards managing more of our own projects rather than serving as a subcontractor has caused delays in our recognition of revenue, since subcontractor revenue is generally recognized immediately but contract revenue is recognized on a percentage of completion basis.

Cost of Goods Sold
Cost of goods sold were $268,707 for the fiscal year ended December 31, 2007, compared to $701,702 for the prior year. The $432,995 decrease in cost of goods sold (and the resulting decline in gross margin from 25% of total revenue to 10%) is primarily due to the delay in contract completion which resulted in higher job costs in 2007.
Costs and Estimated Earnings in Excess of Billings
Costs and estimated earnings in excess of billings, of approximately $27,641 at December 31, 2007, compared to $79,875 at December 31, 2006, consist of our costs incurred to acquire and partially install systems for certain projects that exceeded the to date billing for that project, as of the balance sheet date. As the work on projects begun in 2006 progressed in 2007, the revenue was recognized in its appropriate period.
Operating Expenses
Our operating expenses are composed of selling expenses and general and administrative expenses. Operating expenses increased to $2,853,921 for the 2007 year from $924,364 for the prior year. The $1,929,557 (or 209%) increase is due in part to $732,429 of deferred compensation that impacted 2007 compared to $96,000 in 2006. In addition, a period to period increase of $269,717 results from increased personnel costs. Furthermore, an expenditure increase of $135,205 in the fiscal year 2007 resulted from auditing costs. Various legal costs relating to the settlement with Alpha Technologies, business development, and obtaining financing resulted in legal expenditures of $267,538 in 2007, compared to $14,908 in 2006, an increase of $252,630. In 2007 we had new expenditures of $134,076 for Investor Relations. Selling expenses increased by $253,787 to $468,858 for the year ended December 31, 2007 from $215,071 in 2006. Increased sales personnel costs in 2007 over 2006 totaled $232,099. The remaining difference for the 2007 increase compared to 2006 is attributable to various costs associated with expanding operations in new markets and overall increased sales and marketing efforts in 2007.
Other Expenses
Interest expense in 2007 totaled $40,199 compared to $63 in 2006. Furthermore, in 2007, we had a non-cash amortization of the debt discount expense resulting from the issuance of $745,000 of Bridge Notes.

Cash Flows from Operations
Non-cash items totaled $1,467,966 in 2007, compared to $169,833 in 2006. This increase of $1,298,133 (764%) is due to the charges associated with stock compensation to staff, vendors, and directors, as well as the amortization of the Bridge Notes we sold in August and September of 2007 that were exchanged for shares in the Reverse Merger.
Results of Operations: Comparison of Three Month Periods Ended March 31, 2008 and 2007
Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales personnel and support staff for a multi-office infrastructure and increased marketing expenditures to promote our services. In addition, as a public reporting entity, compliance with Securities and Exchange Commission regulations will substantially increase our general and administrative costs.
We have restated our financial statements as of and for the three months ended March 31, 2008 (see Note 1a to the financial statements). All amounts discussed herein have been updated to conform to the restated financial statements.
Revenue in the first quarter of 2008 was $153,224, a decrease of $83,009 (or 35%) from the $236,233 of revenue for the three months ended March 31, 2007. In the 2008 period, Revenues declined as we had large sub-contract work in the first quarter of 2007 that was completed during calendar 2007. In the first quarter of 2008 we focused on completing smaller residential jobs and management’s attention was mainly directed to planning for the future of the Company. Cost of revenue in the first three months of 2008 was $193,348, down $64,245 (or 25%) from the cost of sales of $257,593 in the three months ended March 31, 2007. The gross margin loss in the three months ended March 31, 2008 was $40,124, a decrease of $18,764 (or 88%) from the gross margin loss of $21,360 in the comparable 2007 quarter. This equates to a 26% gross margin loss in the first quarter of 2008 compared to a negative gross margin of 9% in the first quarter of 2007. The increased loss was primarily caused by the smaller jobs and the inherent inefficiencies in completing smaller contracts not allowing us to take advantage of economies of scale in purchasing or in completing the jobs. In the first quarter of 2007, our work on subcontracts generated grater margin.
Selling expenses increased by $172,146 (or 278%) from the $61,813 incurred in the first quarter of 2007 to $233,959 in the comparable 2008 quarter. The increase is largely accounted for by (a) the $63,930 of public relations and consulting costs in the 2008 quarter compared to none in the 2007 quarter, (b) an increase in wages, taxes and benefits of $69,612 in 2008 over the level of the first quarter of 2007 and (c) an increase of $34,375 in travel and advertising costs in 2008 over the amount incurred in the three months ended March 31, 2007.
General and administrative expenses were $1,404,571 for the three months ended March 31, 2008 compared to $198,517 in the three months ended March 31, 2007, for an increase of $1,206,054. This increase is largely accounted for by (a) and increase in legal fees of $283,211, (b) incurring $491,910 of investor relations expenses in the 2008 quarter compared to none in the 2007 quarter, (c) an increase in compensation, salaries and related benefits of $303,515, (d) an increase in accounting fees of $25,351, (e) an increase in engineering expenses of $40,610, (f) an increase in general office expenses and travel related costs of $41,477 and (g) recording the amortization of the value of employee stock options of $132,239 in the 2008 quarter compared to none in the 2007 quarter.

Liquidity and Capital Resources
At December 31, 2007 and March 31, 2008, we had an accumulated deficit of $4,669,595 and $6,321,831, respectively, and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through private placements of equity and bridge loans, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.
At December 31, 2007 and March 31, 2008, we had approximately $4,866,000 and $3,372,000, respectively, in cash and cash equivalents. We believe that our existing funds will be sufficient to fund our currently planned operations at least through December 31, 2008. If we are unable to successfully implement our business plan, or if our plans are modified, then our current resources may be exhausted sooner.
Clear Skies Group, Inc. began operations in August 2005, and raised $310,000 of gross proceeds from a private placement offering of securities to Rudd-Klein Alternative Energy, LLC (“Rudd-Klein”) that closed on September 30, 2005. On April 18, 2006, Rudd-Klein funded the remaining $100,000 of the purchase price in such private placement. On April 25, 2006, Clear Skies Group, Inc. sold its common stock in an additional private placement transaction that raised gross proceeds of $100,000. From April 26, 2007 through July 26, 2007, Clear Skies Group, Inc. sold its common stock and warrants to two separate purchasers in a series of private placement transactions that raised aggregate gross proceeds of $95,000. In the quarter ended September 30, 2007, Clear Skies Group, Inc. issued an aggregate of $745,000 principal amount of bridge notes in a private placement transaction. The purchasers of such bridge notes paid an aggregate gross purchase price of $745,000 for such bridge notes and shares of common stock of Clear Skies Group, Inc. In accordance with the terms of the bridge notes, the holders of all $745,000 of outstanding principal amount of bridge notes invested in our private placement that closed in December 2007 by exchanging such bridge notes for an aggregate of 1,490,000 shares of our common stock (i.e. the number of shares of our common stock offered for sale in the Private Placement for an aggregate purchase price of $745,000). The accrued interest on such bridge notes was paid out of the proceeds of the December 2007 private placement. In the fourth quarter of 2007, Clear Skies Group, Inc. borrowed an aggregate of $250,000 and issued 8% promissory notes to evidence such borrowing, which notes were repaid upon closing of the private placement in December 2007. In closings on December 20, 2007 and December 24, 2007, we raised an aggregate of approximately $5,931,000 in net proceeds (in addition to eliminating $745,000 of indebtedness) from the private placement of 16,000,000 shares of our common stock.
Several of our officers and directors, or their affiliates, have from time to time extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund our operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”), an affiliate of Richard Klein, a director, loaned $285,000 ($175,000 of which constitute amounts Quixotic has paid in connection with a settlement agreement in connection with the Alpha lawsuit, which loan had been repaid in full, together with 10% interest compounded daily, by December 31, 2007; and (ii) Gelvin Stevenson, our Secretary and Treasurer loaned $20,000, which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green, our Chairman and Chief Executive Officer, agreed to the deferral of $73,259 of his compensation, of which $69,366 remained unpaid as of December 31, 2007 (and was booked as a balance due to related party at December 31, 2007). As of March 18, 2008, Mr. Green’s deferred compensation had been paid in full. In addition, Mr. Green had advanced $30,275 to us in 2006 and an additional $70,037 to us in 2007 (which has been booked as a balance of $100,312 due to related party at December 31, 2007). This related party transaction was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and had not been memorialized by written promissory notes. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson securities that were exchanged for 610,452, 290,691 and 77,517 shares of our common stock, respectively, in our reverse merger.

We may need to raise additional funds through either the licensing or sale of our technologies, products and services or the additional public or private offerings of our securities. There can be no assurance that we will be able to obtain further financing, do so on reasonable terms, or do so on terms that would not substantially dilute our current stockholders’ equity interests in us. If we are unable to raise additional funds on a timely basis, or at all, we may not be able to continue our operations.
We expect to put our capital resources, which included $3,372,000 of cash and cash equivalents at March 31, 2008, to the following uses:
•	towards our $500,000 budget for the engagement of investor relations and public relations firms for the twelve months following the closing of the reverse merger;
•	up to $100,000 for the commercialization of XTRAX®;
•	possibly for strategic acquisitions, if and to the extent we determine appropriate; and
•	for general working capital purposes.
Commitments and Contingencies
We entered into employment agreements with Ezra J. Green to serve as our Chief Executive Officer and Chairman with Thomas J. Oliveri to serve as our President and with Arthur L. Goldberg to serve as our Chief Financial Officer. The initial terms of the agreements are two years, with automatic one-year renewals following this two-year period. Pursuant to the agreements as amended, Messrs. Green, Oliveri and Goldberg are to receive annual base salaries of $250,000, $190,000 and $175,000, respectively, for the first two years, and then an agreed upon salary (of not less than the amount specified above) for each future year of employment. Each of Messrs. Green, Oliveri and Goldberg will be entitled to an annual bonus of $50,000 in the first year of employment, if we record gross revenues in excess of $5,000,000 during the applicable periods as set forth in their respective employment agreements and an annual bonus of $75,000 in the second year of employment, if we record gross revenues in excess of $10,000,000 during the applicable periods as set forth in their respective employment agreements. If any of such executives’ employment is terminated without cause or if any resigns for good reason (as such terms are defined in their employment agreements), then we will be obligated to pay the terminated executive, as severance, his then current annual base salary and annual bonuses (as such is defined within the relevant agreement). Our Board of Directors has granted options under our 2007 Equity Incentive Plan to each of Messrs. Green, Oliveri and Goldberg to purchase 250,000, 225,000 and 150,000 shares of our common stock, respectively. Messrs. Green and Goldberg’s options vest in three equal installments on the first three anniversaries of February 6, 2008. Mr. Oliveri’s option vests in three equal installments on the first three anniversaries of April 14, 2008. The options granted to Mr. Green expire on February 5, 2013 and have an exercise price of $1.694 per share (110% of the fair market value on the date of grant). The options granted to Mr. Oliveri expire on April 13, 2018 and have an exercise price of $1.52 (100% of the fair market value on the date of grant). The options granted to Mr. Goldberg expire on February 5, 2018 and have an exercise price of $1.54 per share (100% of the fair market value on the date of grant).

We rent office space for $3,400 per month at 5020 Sunrise Highway, Massapequa Park, New York 11762 and additional storage space at $400 per month. There is no annual contract or lease obligation with respect to our rented properties.
Recently Issued Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements in accounting pronouncements where fair value is the relevant measurement attribute. However, for some entities, the application of this statement will change current practice for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS 157 on its definition and measurement of fair value and disclosure requirements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments at fair value. Unrealized gains and losses on items for which option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159 but does not expect that it will have a material impact on the Company’s financial position and results of operations and cash flows.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations). SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS No. 141(R) is not permitted.

Off-Balance Sheet Arrangements
We did not engage in any off-balance sheet arrangements during the fiscal years ended December 31, 2007 and 2006 and during the three-month period ended March 31, 2008.
BUSINESS
Corporate History
Our wholly owned operating subsidiary, Clear Skies Group, Inc., was formed in New York on September 23, 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. BIP Oil, Inc. was formed as a Nevada corporation on January 31, 2007, for the purpose of importing, marketing and distributing Greek olive oils, olives and spices in the United States. On December 12, 2007, BIP Oil Inc. formed a wholly owned subsidiary, Clear Skies Holdings, Inc., a Delaware corporation. On December 18, 2007, BIP Oil, Inc. was merged with and into Clear Skies Holdings, Inc., for the purpose of changing its state of incorporation to Delaware from Nevada and changing its name.
On December 20, 2007, we closed a reverse merger transaction pursuant to which a wholly owned subsidiary of Clear Skies Holdings, Inc. merged with and into Clear Skies Group, Inc., and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Immediately following the closing of the reverse merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then-majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.
After the reverse merger and the split-off, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors. In addition, on January 25, 2008, we changed our name from Clear Skies Holdings, Inc. to Clear Skies Solar, Inc.
Overview
We are a designer, integrator and installer of solar power systems. We market, sell, design and install systems for commercial and residential customers. We commenced operations in August 2005 and received our initial funding from Rudd-Klein in September 2005. We used those funds and shares of our stock to acquire certain assets, including licenses and certifications, from S&T Electric and TAL Design & Construction, a design and construction firm owned by Ezra Green, our Chief Executive Officer, to file patent applications with respect to proprietary technology we had developed, and to fund our operations. S&T Electric was a licensed electrical contracting business that provided residential and commercial services in New York for 12 years and was owned and operated by William O’Connor, our Vice President of Operations, and another individual. We have also developed XTRAX®, a patented remote monitoring solution for measuring the production of renewable energy systems.

Customers
We sell our solar power systems directly to commercial residential home developers or businesses. We maintain an internal sales and marketing staff to promote our systems. We currently serve customers in California, New York and New Jersey and perform installations through Clear Skies Group, Inc.’s licenses and those of our vendors. We currently plan to expand our operations to Arizona, Georgia and Nevada, New Mexico and Texas. We also plan to expand to other states where the amount of sunshine, the cost of electricity and/or the availability of governmental rebates make our prospects of solar energy system sales appear attractive to us. We derived a significant percentage of our revenues in 2006 and 2007 from one or two residential customers. During 2007, one of our customers accounted for 75% of our recognized revenues and, during 2006, two customers accounted for 49% of recognized revenues. We currently intend to focus our activities on commercial, industrial and governmental customers and to discontinue pursuing activities in the single-family residential market. We believe that, depending upon the size of the projects, it is likely that a significant portion of our business will continue to derive from a small number of customers. There can be no assurance that the loss of any such customer would not adversely affect our business or results of operations.
Research and Development
We not only supply and install solar power systems, but we also seek to develop new technologies and products that will promote the expansion of the industry. Our commitment to improving the effectiveness of renewable energy systems has yielded developments that include proprietary PV panel mounting systems and trade secrets that reduce the required man-hours on system installations. During 2006 and 2007, we spent approximately $105,963 and $91,782, respectively, on research and development activity, none of which was borne directly by our customers.
Suppliers
We purchase solar panels used in our solar power systems principally from Kyocera Solar, Suntech America, Sharp, Solar-Fabrik AG, General Electric, SMA American and XANTRAX and we purchase inverters principally from SatCon Power Systems, which components represent approximately two-thirds of our component requirements. We do not have supply agreements with these or other suppliers, except for purchase orders on a case-by-case basis. Hardware and other materials are readily available for off-the-shelf purchase. Although solar panels are manufactured world-wide, we are subject to market price fluctuation and vendor lead time and inventory for the components that we purchase.
Products and Services
Photovoltaic Product and Service Line
We offer a number of PV products and services that seek to generate revenue from initial installation activities, as well as potential recurring revenues from an installed base of customers. Such products and services include the following:
Commercial Solar Installations. We install commercial solar systems, with a focus on systems that produce one Megawatt or less. This is an area of the market that we believe is underserved. The financial considerations of a project depend significantly upon the available tax credits and depreciation schedules. We believe this sector offers the possibility of integrating our monitoring services and generating additional business from existing clients with multiple locations. In 2006, we were subcontractor on commercial installation projects generating approximately $611,000 of revenues, in the aggregate (approximately 65% of our 2006 revenues). In 2007, we were subcontractor on installation projects generating approximately $230,000 of revenues (approximately 78% of our 2007 revenues). We are currently focusing solely on installation projects where we will act as general contractor for commercial and industrial projects.

Residential Solar Installations. We installed residential solar systems for medium to large single family homes that average a 6.5 kilowatt (KW) system which resulted in approximately 35% and 22% of our revenues in 2006 and 2007, respectively. As of 2008, we are discontinuing our pursuit of the residential market and intend to focus our activities as general contractor in the commercial markets, although we intend to complete any currently existing single-family residential projects.
Other Markets. In addition to residential and commercial PV installations that include corporate buildings and multi-dwelling residential buildings, subject to receipt of adequate financing, we currently intend to pursue three specific additional markets: agricultural systems; petroleum field systems; and non-profit and institutional clients.
(i)	Agricultural Systems. We believe that farms (including vineyards) typically have accessible land or roof space that can accommodate a PV system that can meet their electricity needs. According to the U.S. Department of Agriculture, there are more than 21 million farms in the United States. We believe that the typical farm requires a system installation that exceeds $1 million at current prices, due to their level of power demand.

(ii)	Petroleum Field Systems. According to Gibson Consulting’s website, there are approximately 510,000 oil wells in the US that pump about 10.5 barrels of oil per day on average. Our energy systems can replace diesel generators that power the pumps, heat water and inject steam into wells to increase production, while also adding the ability to remotely monitor the equipment and the well’s production. Our systems that service one stripper well will sell for approximately $80,000 to $200,000 at current prices.

(iii)	Non-Profit & Institutional Clients. Nonprofit and institutional customers cannot directly benefit from tax credits or depreciation. However, we have identified third parties that are able to arrange power purchase agreements and financing that captures the value of accelerated depreciation and tax credits through third-party investment financing.
Customized Installation Equipment. We have developed a Ballasted Roof Mounting System with Custom Recycled Rubber Feet that is less expensive than comparable roof mounting systems. This mounting system also speeds up the installation process, puts less stress on commercial roofs and has a reduced environmental impact. We also offer a Residential PV Trim Kit that is intended to improve the aesthetic look of residential PV installations.

Industrial Commercial Solarthermal. Solar-thermal systems can supplement solar electric systems. These systems heat water directed to a boiler, hot water heater, or separate storage tank. Although these systems require maintenance, solar-thermal is another way to reduce reliance on fossil fuels. Solar thermal is primarily used for commercial, industrial, or large residential buildings with high water usage. This is a secondary product of ours that will be offered as a complement to commercial PV installations.
Remote Monitoring Products
XTRAX® is our patented system for remotely monitoring the energy production of renewable energy systems and provides fault notification. The design philosophy behind XTRAX® is to avoid using expensive and awkward personal computers for simple monitoring tasks. The XTRAX® hardware monitor uses a minimalist approach by integrating a microcontroller, an energy measurement, a cellular card and miscellaneous interface components to provide a small and relatively low cost hardware platform. This platform is capable of being utilized for a variety of measurements, including but not limited to, electrical energy production, temperature, volume and flow. The XTRAX® hardware monitor is backed up by a database application for the retrieval and reporting of data to owners, customers, and aggregators. The XTRAX® system as a whole also provides users the ability to retrieve reports through a website or text message.
Once launched, we expect XTRAX® to generate recurring revenues. We plan to sell XTRAX® to our installation customers as well as to other PV installers and utilities. We believe that XTRAX® will enable us to acquire and validate Renewable Energy Credits (RECs) and provide information regarding greenhouse gas emissions that may support the generation of Carbon Credits. Development of our XTRAX® system may also open other potential markets, such as the ability to monitor heat and flow rates for such applications as irrigation, oil well monitoring, and solar thermal measurement. We have begun beta testing of our proprietary software, and we expect to outsource the manufacturing of XTRAX®. We currently plan to commercially launch XTRAX® during the third quarter of 2008.
Potential improvements in our XTRAX® technology and related applications that we are pursuing include the following:
Expanded Capabilities. We are working to configure XTRAX® to monitor additional parameters including heat and liquid flow. This would open the possibility of our pursuing the following applications, either directly or through out-licensing:
(i)	Remote verification of water usage quantities, flow rate, and quality. Potential customers range from golf courses to municipalities to irrigation systems to environmental testing.

(ii)	Remotely monitoring the volume of petroleum storage tanks; and

(iii)	Remotely monitoring the production of solar thermal energy systems.
Greater Distances. We are developing MAXTRAX, a remote monitoring product that uses radio and satellite uplinks. Through this product, we hope to enable monitoring in isolated, rural locations in which XTRAX®, with its cellular capability, would not be effective. MAXTRAX is currently in the planning stage and no prototype currently exists.

Market Opportunity
The price of oil in U.S. Dollars is at or near its historic high and global energy demand has been growing. We believe that sunlight has long been a vast but underutilized source of energy. We also believe that the combination of recent solar energy technology improvements and the high cost of fossil fuels will provide economic incentives for adoption of alternative energy sources. Furthermore, we believe that RECs and Carbon Credits may grow in demand if the regulatory landscape moves towards market-based cap and trade systems.
Competitive Factors
We face intense competition in both the installation and monitoring fields. Many of our competitors are larger with more established businesses than us and have substantially greater resources than we do.
We believe that our construction background, through S&T Electric and TAL Design & Construction, provides us with real world experience in delivering results quickly and cost-effectively for our customers. Our commitment to improving the effectiveness of renewable energy systems has yielded developments that include proprietary photovoltaic panel mounting systems and trade secrets that we believe reduce the required man-hours on system installations.
We believe that we compete in part on the basis of: our relatively fast installation of solar power systems resulting in potential reduced costs; our experienced management team with construction backgrounds; our customer service and responsiveness to customer needs; and our delivery capabilities.
We believe our principal PV installation competitors in the United States include:
•	Akeena Solar, Inc., a national installer of solar power systems for residential and commercial customers, currently in California, New Jersey, New York, Pennsylvania, and Connecticut;

•	GoSolar, Inc., a PV installation company currently focused on residential systems, solar thermal, and wind power, in the Long Island region;

•	PowerLight Corporation, a wholly owned subsidiary of SunPower, that is focused on large-scale commercial projects, headquartered in California, with employees throughout the U.S., Europe and Asia;

•	The Solar Center, Inc., a large regional competitor that currently installs in New Jersey, southern New York, Long Island and Connecticut; and

•	Sun Edison, LLC, which focuses on large scale commercial and government projects and delivers solar electricity as a service, not a product.

If and when commercialized, we believe that XTRAX®’s principal monitoring competitors will be:
•	Fat Spaniel Technologies, Inc., which delivers computer-based remote monitoring of solar installations and sends alerts via e-mail or text message if an inverter is shut down.

•	Inverter-specific Communications. Some inverter manufacturers are attempting to improve this technology with new features, such as SMA’s SunnyBoy inverters. Such new features include communication capability in the standard inverter required on all PV system interconnections, through an optional socket modem attached to the existing power line. This software enables continuous monitoring and can record the performance of a PV system on a personal computer through the Windows-based program Sunny Data. The device can also send and receive data and commands to and from a central monitoring device.

•	Digi International Inc.’s Digi RPM is an intelligent power control and monitor device that enables users to remotely turn devices on and off, measure electrical load and monitor ambient temperature and integrate with additional devices to provide power management over Ethernet and Internet connections.
Regulatory
Our operations are also subject to a variety of national, federal, state and local laws, rules and regulations relating to worker safety and the use, storage, discharge and disposal of environmentally sensitive materials. Because we outsource and do not manufacture our solar power systems, we do not use, generate, store or discharge toxic, volatile or otherwise hazardous chemicals and wastes. We do not engage in such activities in connection with our research and development activities. We believe that we are in compliance in all material respects with all laws, rules, regulations and requirements that affect our business. Further, we believe that compliance with such laws, rules, regulations and requirements does not impose a material impediment on our ability to conduct business.
Solar Energy Industry
We believe that economic and national security issues, technological advances, environmental regulations seeking to limit emissions by fossil fuel, air pollution regulations restricting the release of greenhouse gasses, aging electricity transmission infrastructure and depletion and limited supply of fossil fuels, has made reliance on traditional sources of fuel for generating electricity less attractive. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the United States, the 2005 energy bill enacted a 30% investment tax credit for solar, and in January 2006 California approved the largest solar program in the country’s history that provides for long term subsidies in the form of rebates to encourage use of solar energy where possible.

Government Subsidies and Incentives
Various subsidies and tax incentive program exist at the federal and state level to encourage the adoption of solar power including capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Capital cost rebates provide funds to customers based on the cost of size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar system. Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Feed-in tariffs pay customers for solar power system generation based on kilowatt-hours produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Under net metering, a customer can generate more energy than used, during which periods the electricity meter will spin backwards. During these periods, the customer “lends” electricity to the grid, retrieving an equal amount of power at a later time. Net metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide cash payments if delivered solar electricity exceeds their utility bills. In addition, several states have adopted renewable portfolio standards, or RPS, which mandate that a certain portion of electricity delivered to customers come from a set of eligible renewable energy resources. Under a renewable portfolio standard, the government requires regulated utilities to supply a portion of their total electricity in the form of renewable electricity. Some programs further specify that a portion of the renewable energy quota must be from solar electricity.
Domestic commercial and residential incentives vary by state and electric utility territory.  One national incentive is the federal 30% investment tax credit (ITC) and special depreciation rules.  The ITC credit is capped at $2,000 for residential customers while commercial customers are not subjected to any cap while federally approved accelerated deprecation is limited to commercial customers.  The economic value in each given situation of the ITC and accelerated depreciation depends on the tax status of the customer. Additionally, several states offer various tax credits to commercial and residential customers. Residential customers and commercial customers are often eligible for different non-tax incentives such as rebates, grants, performance based incentives and feed-in-tariffs, which vary greatly from state to state and utility to utility and are often tiered according to a project’s size and eligibility. Support for solar energy projects outside the United States also vary greatly based on different programs in each country.
Despite the benefits of solar power, there are also certain risks and challenges faced by solar power. Solar power is heavily dependent on government subsidies to promote acceptance by mass markets. We believe that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decrease in the level of rebates, incentives or other governmental support for solar energy would have an adverse affect on our ability to sell our products.
Prior to its commercialization, which we currently anticipate to be in the third quarter of 2008, XTRAX® will need to be listed by Underwriters Laboratories (“UL”) and receive approval from the Federal Communications Commission (“FCC”) due to certain magnetic emissions from the XTRAX® unit. We currently believe that the UL listing and the FCC approval will be obtained by such time.
Building Codes
We are required to obtain building permits and comply with local ordinances and building codes for each project, the cost of which is included in our estimated costs for each proposal.
Intellectual Property
We have a U.S. patent for “A Remote Access Energy Meter System and Method” (No. 7,336,201), which we currently intend to market as XTRAX®, and expect to file other patent applications in the U.S., the European Union, China and other jurisdictions where we deem it appropriate to do so. In addition to our patent and potential future patent applications, we also have trade secrets and know-how. Our staff is actively exploring new products, devices, systems and methods for installing, monitoring and/or supporting solar installations that lower the cost and time required for installation.

Property
We lease approximately 3,356 square feet of office space in Mineola, New York pursuant to a seven-year lease for annual rent ranging from $93,968 in the first year of the lease to $115,511 in the seventh year of the lease, commencing on June 25, 2008.
Employees
We currently have 14 employees, including our officers. We hired our first dedicated sales and sales-support employee in October 2006 and hired Rami Mikhail as our Executive Vice President - Sales in February 2007. We estimate that a minimum of three sales people and two additional installation staff will be required to close the prospects currently in our sales pipeline. We hope to keep our operating costs low by using supplemental contract labor and subcontracting portions of work to installers and other specialists, as is common in the construction industry.
Legal Proceedings
Other than routine litigation arising in the ordinary course of business that we do not expect, individually or in the aggregate, to have a material adverse effect on us, there is no currently pending legal proceeding and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.
MANAGEMENT
The following table sets forth the names and positions of our directors and executive officers and other key personnel as of June 23, 2008:

Name	Age	Position
Ezra J. Green	47	Chief Executive Officer and Chairman
Robert L. Dockweiler, Jr.	48	Director of Engineering
Arthur L. Goldberg	69	Chief Financial Officer, Secretary and Treasurer
Richard Klein	53	Director
Pamela Newman, Ph.D.	60	Director
William O’Connor	45	Vice President - Operations
Thomas J. Oliveri	49	President and Chief Operating Officer
Gelvin Stevenson, Ph.D.	63	Director

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been elected and qualified. Our officers are elected annually by, and serve at the pleasure of, our board of directors.
Biographies
Ezra J. Green (Chief Executive Officer and Chairman). Ezra Green has been Chief Executive Officer and Chairman of the registrant since the consummation of our reverse merger on December 20, 2007. Ezra Green has been involved with renewable energy companies for seven years and founded Clear Skies Group, Inc. in 2003. Prior to launching Clear Skies Group, Inc., Mr. Green was a successful entrepreneur who founded TAL Design & Construction in 1990, a general contracting firm. Mr. Green has 25 years experience in the construction business, including those in which he led TAL Design & Construction to top rankings for excellence and customer satisfaction in The Franklin Report. TAL Design & Construction consulted on interior design and performed high-end commercial and residential construction in New York City and Long Island. Ezra began his career as a software engineer and programmer.
Robert L. Dockweiler, Jr. (Director of Engineering). Robert Dockweiler joined Clear Skies Group, Inc. as Director of Engineering in October 2005 and took over the same capacity of the registrant upon the consummation of our reverse merger on December 20, 2007. Mr. Dockweiler is responsible for the development of XTRAX® and overseeing Clear Skies Group, Inc.’s engineering team. Prior to joining Clear Skies, Mr. Dockweiler spent 20 years as a Senior Systems Engineer for EEG Enterprises, an engineering firm that provides software for the broadcast, postproduction, and educational industries. Mr. Dockweiler was responsible for designing software, personal computer mother board layouts, integrated communications hardware and software systems, and programming embedded firmware for real-time video data encoders. Mr. Dockweiler earned a Bachelor of Science in Electrical Engineering from SUNY — Farmingdale.
Arthur L. Goldberg (Chief Financial Officer, Secretary and Treasurer). Arthur Goldberg joined us as our Chief Financial Officer effective January 21, 2008 and was appointed Secretary and Treasurer on May 16, 2008. Previously he served as CFO of Milestone Scientific, Inc., a publicly traded company that had developed and is marketing a device for painless injections for both dental and medical purposes. Before that he served as Chief Administrative and Financial Officer of St. Luke’s School, a private college preparatory school. Before working at St. Luke’s School Mr. Goldberg was a partner in the firm Tatum CFO Partners, LLP from 1999 to 2006. Tatum’s business was the furnishing of CFO services on an interim or special project basis. Before Tatum Mr. Goldberg served as CFO of various public and privately owned businesses. He earned an MBA degree from the University of Chicago, JD and LLM degrees from the School of Law at New York University and his bachelor’s degree from the City College of New York. Mr. Goldberg is also a certified public accountant.
Richard Klein (Director). Richard Klein has been a member of the registrant’s board of directors upon consummation of our reverse merger on December 20, 2007. Mr. Klein joined Clear Skies Group, Inc.’s board of directors in October 2005, in connection with Rudd-Klein’s investment in Clear Skies Group, Inc. Mr. Klein is also CEO and Founder (in 2000) of Quixotic, a system integrator of solar electric and thermal systems based in New York City. Mr. Klein currently has several U.S. Patents pending in the domain of solar energy. Mr. Klein formed with his brothers, and manages, Rudd-Klein (commencing in 2005) and the Phoenix Fire Funds (commencing in 2006) to invest in clean energy technology companies. Mr. Klein sits on the Boards of several private companies, including Prism Solar and Own Energy. Mr. Klein serves on the advisory board of Solaria Corporation. Mr. Klein is a native of New York City and a former high school Mathematics instructor. He holds a Bachelor of Arts in Philosophy from Colgate University.

Pamela J. Newman, PhD (Director). Pamela J. Newman joined the registrant’s board of directors upon consummation of our reverse merger on December 20, 2007 and was a member of Clear Skies Group, Inc.’s board of directors since October 2005. Dr. Newman has been an Executive Vice President at AON Corporation, specializing in Fortune 500 international clients, since 1991. Before joining AON, Dr. Newman worked for Marsh & McLennan from 1979 to 1991 and, before that, she worked for Peat, Marwick, Mitchell & Co. from 1975 to 1979. Dr. Newman is a member of the board of directors of the publicly listed Ivivi Technologies, Inc. and also serves on the boards of several private companies, including RKO Pictures and Interactive Metronome. Dr. Newman serves on the Medical Center Advisory Board of the New York Hospital-Cornell Medical Center and on the Board of the McGowan Transplant Center, the Brain Trauma Foundation and American ORT. Dr. Newman also serves on the Board of Trustees of The American University of Paris, the Corporate Board of Carnegie Hall and the Associate Committee of The Julliard School and is a Fellow of the Foreign Policy Association. Dr. Newman has co-authored two books; “Organizational Communications” and “Behind Closed Doors; A Guide to Effective Meetings.” Dr. Newman earned her Bachelor of Arts, Master of Arts, and Ph.D. all from The University of Michigan and serves on the Horace Rackham University of Michigan Graduate School Board of Advisors.
William O’Connor (Vice President — Operations). William O’Connor was appointed Clear Skies Group, Inc.’s Vice President of Operations in September 2006 and took over the same capacity of the registrant upon the consummation of our reverse merger on December 20, 2007. Mr. O’Connor is responsible for job site supervision and overseeing system installations. Mr. O’Connor received his Master Electrician licensing in New York in 1996 and, prior to joining Clear Skies Group, Inc. in 2005, owned and operated Bill O’Connor Electric, from 1996 to 1999, and S&T Electric Corp., from 1999 to 2005.
Thomas J. Oliveri (President and Chief Operating Officer). Thomas J. Oliveri was appointed our President on April 14, 2008. Mr. Oliveri has served as head of the equipment flow business of Sulzer Metco, Inc. since September 2006. From December 2005 to September 2006, Mr. Oliveri was an independent management consultant. From January 2004 to December 2005, Mr. Oliveri served as President and Chief Executive Officer of Global Payment Technologies, Inc., a currency validation manufacturer serving the gaming and vending industries. From May 2003 to January 2004, Mr. Oliveri was President and Chief Operating Officer of Global Payment Technologies, Inc., and from October 2000 to April 2003, Vice President and Chief Operating Office. Prior to his joining Global Payment Technologies, Inc. in 1999, Mr. Oliveri held several management consulting and general manager positions at a number of companies. Mr. Oliveri received his Master’s of Science degree in environmental science in 1997, and his Bachelor of Science degree in Industrial Technology and Management in 1984, both from the State University of New York.

Gelvin Stevenson, PhD (Director). Gelvin Stevenson joined the registrant’s board of directors upon consummation of our reverse merger on December 20, 2007 and was a member of Clear Skies Group, Inc.’s board of directors since August 2005. Dr. Stevenson was Clear Skies Group, Inc.’s Treasurer (since March 2007) and Secretary (since August 2007) until May 16, 2008. Dr. Stevenson is an economist and served as an Adjunct Professor of Environmental Economics at Cooper Union and Pratt Institute in 2004 and 2006, respectively. Dr. Stevenson is a Program Director for the Center for Economic and Environmental Partnership (since 2002), consults for the clean energy industry and has organized numerous financing forums for start-up clean energy companies. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 12 years, and served as Director of Investment Responsibility for the NYC Comptroller’s Office in 1992, when it managed over $40 billion in pension funds. Dr. Stevenson was Economic and Corporate Finance Editor at Business Week magazine from 1977 to 1984, and his writings have appeared in the Business and the Real Estate Sections of the New York Times, New York Magazine and elsewhere. Dr. Stevenson formerly held a Series 7 securities license and is currently a Public Arbitrator for the Financial Industry Regulatory Authority (formerly NASD). Dr. Stevenson holds a Bachelor of Arts from Carleton College and both a Master of Arts and a Ph.D. from Washington University in St. Louis.
There are no family relationships among any of our directors and executive officers.
Director Compensation
We have not compensated members of our board of directors for acting in such capacity, except that, in September 2005, Clear Skies Group, Inc. granted three of its directors shares of Clear Skies Group, Inc. common stock for agreeing to serve on its board of directors for a three year term. The shares of Clear Skies Group, Inc. common stock granted to each such director were exchanged for 77,518 shares of our common stock in our reverse merger.
Our directors did not receive any compensation for services in our fiscal year ended December 31, 2007. In May 2008 we adopted a non-employee directors compensation plan under which options to purchase up to 1,000,000 shares of our common stock may be granted to non-employee directors. As of June 23, 2008, we have granted options to purchase an aggregate of 270,000 shares of our common stock at $1.30 per share to our non-employee directors under such plan. We also pay our non-employee directors $750 for personal attendance at each Board meeting and $500 for telephonic attendance. The plan does not provide for any payments for membership on or attendance at meetings of Board committees. We also reimburse our directors for reasonable expenses incurred in connection with their services as directors.
On June 20, 2008, we granted an option to purchase 50,000 shares of our common stock at $1.21 per share under our 2007 Equity Incentive Plan to Mr. Klein, a non-employee director. Such option is immediately exercisable as to all of the shares subject to the option and expires on December 19, 2009.
Directors’ and Officers’ Liability Insurance
We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.
Code of Ethics
We intend to adopt a code of ethics that will apply to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer but have not done so to date due to the relatively small size of our management and operations.

Board Committees
Our board of directors has only one standing committee (a compensation committee which does not meet the requirements of a compensation committee for the purposes of our 2007 Equity Incentive Plan). Our compensation committee, comprised of Mr. Klein, Dr. Newman and Dr. Stevenson, was constituted on February 6, 2008, and did not meet during the year ended December 31, 2007. We expect our board of directors, in the future, to appoint an audit committee, a nominating committee and a compensation committee that meets the requirements of our 2007 Equity Incentive Plan, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.
The Board has determined that none of our directors would qualify as “independent” under the independence standards of the Nasdaq Stock Market except for Pamela Newman.
EXECUTIVE COMPENSATION
The table below sets forth, for the last two fiscal years, the compensation earned by each person acting as our Chief Executive Officer and our other most highly compensated executive officer whose total annual compensation exceeded $100,000 (together, the “Named Executive Officers”). Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.
Summary Compensation Table

						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred
	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Other	Total
Ezra Green	2007	$98,441	—	$258,300	—	—	—	$26,559	$383,300
CEO and Chairman (1)	2006	—	—	—	—	—	—	$125,000	$125,000

Bobby Stanley	2007	—	—	$2,475	—	—	—	—	$2,475
President and CEO (2)

Robert Parker	2007	$92,307	—	$49,200	—	—	—	$115,850	$257,357
COO (3)

(1)	On December 20, 2007, in connection with our reverse merger, Mr. Green became registrant’s Chief Executive Officer and Chairman. Mr. Green had served in the same capacities for Clear Skies Group, Inc. since he founded it in 2003. Other compensation consists of consulting fees to a company controlled by Mr. Green for his consulting services.

(2)	Mr. Stanley served as the President and Chief Executive Officer of the registrant from its founding in January 2007 until the closing of the reverse merger on December 20, 2007.

(3)	On December 20, 2007, in connection with our reverse merger, Mr. Parker became the registrant’s Chief Operating Officer. Mr. Parker had served in the same capacities for Clear Skies Group, Inc. since January 2007. Other compensation consists of $115,850 paid to Mr. Parker for consulting services in 2007. Effective June 16, 2008, Mr. Parker was no longer employed by the registrant.

Employment Agreements
Employment Agreement with Mr. Green
On December 20, 2007, we entered into an employment agreement with Mr. Green to serve as our Chief Executive Officer. The initial term of the agreement is two years, with automatic one-year renewals following this two-year period. Pursuant to the agreement, as amended, Mr. Green is to receive an annual base salary of $250,000 for the first two years, and then an agreed upon salary (of not less than $250,000) for any future years of employment. Mr. Green will be entitled to an annual bonus of $50,000 in the first year of employment, if we record gross revenues in excess of $5,000,000 in the first twelve months after our reverse merger and an annual bonus of $75,000 in the second year of employment, if we record gross revenues in excess of $10,000,000 in the second twelve months after our reverse merger. On February 6, 2008, our board of directors granted Mr. Green a five-year option to purchase 250,000 shares of our common stock at an exercise price of $1.694 per share. Such option vests in three equal installments on the first three anniversaries of the grant date. If Mr. Green’s employment is terminated without “cause” or if he resigns for “good reason” (as such terms are defined in the agreement), then we will be obligated to pay him, as severance, his then current annual base salary and annual bonuses (as such is defined within the agreement) for the remainder of the term, payable in accordance with our standard payroll procedures. Under the agreement, if Mr. Green is terminated with cause or if he voluntarily resigns (other than for good reason), then he is prohibited from competing with us during the initial two-year term of employment and for one year after the termination of his employment (should this be greater than the initial two-year term).
Employment Agreement with Mr. Goldberg
On December 31, 2007, we entered into an employment agreement with Mr. Goldberg to serve as our Chief Financial Officer. The initial term of the agreement is two years commencing on January 21, 2008, with automatic one-year renewals following this two-year period. Pursuant to the agreement, Mr. Goldberg is to receive an annual base salary of $175,000 for the first two years, and then an agreed upon salary (of not less than $175,000) for any future years of employment. Mr. Goldberg will be entitled to an annual bonus of $50,000 in the first year of employment, if we record gross revenues in excess of $5,000,000 in 2008 and a bonus of $75,000 in the second year of employment, if we record gross revenues in excess of $10,000,000 in 2009. On February 6, 2008, our board of directors granted Mr. Goldberg a ten-year option to purchase 150,000 shares of our common stock at an exercise price of $1.54 per share. Such option vests in three equal installments on the first three anniversaries of the grant date. If Mr. Goldberg’s employment is terminated without “cause” or if he resigns for “good reason” (as such terms are defined in the agreement), then we will be obligated to pay him, as severance, his then current annual base salary and annual bonuses (as such is defined within the agreement) for varying periods based on the length of his employment with us. Under the agreement, if Mr. Goldberg is terminated with cause or if he voluntarily resigns (other than for good reason), then he is prohibited from competing with us during the initial two-year term of employment and for one year after the termination of his employment (should this be greater than the initial two-year term).
Employment Agreement with Mr. Oliveri
On March 19, 2008, we entered into an employment agreement, effective April 14, 2008, with Thomas J. Oliveri to serve as our President. The initial term of the agreement is two years with automatic one-year renewals following this two-year period. Pursuant to the agreement, Mr. Oliveri is to receive an annual base salary of $190,000 for the first two years. Mr. Oliveri will be entitled to an annual bonus of $50,000 in the first year of employment, if we record gross revenues in excess of $5,000,000 in the twelve months following April 1, 2008 and an annual bonus of $75,000 in the second year of employment, if we record gross revenues in excess of $10,000,000 in the twelve months following April 1, 2009. On April 14, 2008, Mr. Oliveri received a grant of a ten-year option to purchase 225,000 shares of our common stock under our Plan at an exercise price of $1.52, and will vest in three equal installments on the first three anniversaries of April 14, 2008. If Mr. Oliveri’s employment is terminated by us without “cause”, then we will be obligated to pay him, as severance, his then current annual base salary (as such term is defined in the agreement), payable in accordance with our standard payroll procedures, for the following period, as applicable: six months, if the termination occurs within the first 90 days of the agreement; twelve months, if the termination occurs after the first 90 days but during the first 270 days of the agreement and for the remainder of the initial two-year term if the termination occurs after the first 270 days of the agreement. If the termination occurs after the initial two-year term, then the applicable severance will be the remainder of the annual renewal term then in effect. If Mr. Oliveri resigns for good reason, then we will be obliged to pay him, as severance, his then current annual base salary for a period of six months. Under the agreement, if Mr. Oliveri is terminated with cause or if he voluntarily resigns (other than for good reason), then he is prohibited from competing with us during the initial two-year term of employment and for one year after the termination of his employment (should this be greater than the initial two-year term).

EQUITY COMPENSATION PLAN INFORMATION
2007 Equity Incentive Plan
We have adopted the Clear Skies Holdings, Inc. 2007 Equity Incentive Plan, pursuant to which 2,500,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers. The term of the Plan is ten years from December 19, 2007, its effective date. For the first year following the closing of the reverse merger, we may not issue options to purchase shares of our common stock at a per share exercise price less than $0.50, unless our non-employee directors determine that it is in our best interests to terminate such restrictions at an earlier date. As of June 23, 2008 we have granted options to employees to purchase a total of 1,670,000 shares of our common stock with a weighted-average exercise price of $1.47 per share.
The purpose of our the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. The Plan permits the grant of the following types of incentive awards:
•	Incentive stock options;

•	Non-qualified stock options; and

•	Restricted Stock.
The Plan is administered by our board of directors or a committee of the board of directors consisting of at least two directors who qualify as “independent directors” under the rules of the NASDAQ Stock Market, “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our board of directors has not yet appointed a committee meeting the above qualifications.
Subject to the terms of the Plan, the Plan’s administrator has the sole discretion to select the directors, officers, employees, consultants and advisors who will receive awards, determine the terms and conditions of the awards, and interpret the provisions of the Plan and outstanding awards. Our board of directors generally may amend or terminate the Plan at any time and for any reason, except that no amendment, suspension, or termination may impair the rights of any participant without his or her consent, and except that approval of our stockholders is required for any amendment which:
•	materially increases the number of shares subject to the Plan;

•	materially increases the benefits accruing to the participants;

•	materially modifies the requirements for eligibility for awards;

•	decreases the exercise price of an option to less than 100% of the Fair Market Value (as defined in the Plan) on the date of grant;

•	extends the term of any option beyond the limits currently provided by the Plan; or

•	reduces the exercise price of outstanding options or effects repricing through cancellations and regrants of new options.
Subject to the foregoing, our Plan’s administrator also has authority to amend outstanding awards prospectively or retrospectively, but no such amendment shall impair the rights of any participant without such participant’s consent.
The number of shares of our common stock initially reserved for issuance under the Plan is 2,500,000. If any award under the Plan is cancelled prior to its exercise or vesting in full, or if the number of shares subject to an award is reduced for any reason, the shares of our stock that are no longer subject to such award will be returned to the available pool of shares reserved for issuance under the Plan, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2008 Non-Employee Directors Compensation Plan
In May 2008, our Board of Directors approved the 2008 Non-Employee Directors Compensation Plan to provide for stock-based and cash compensation to our non-employee directors. The purpose of the Plan is to attract and retain the services of experienced and highly-qualified individuals as directors and to encourage stock ownership by such directors so that their interests are aligned with the interests of our company and stockholders.
The Plan authorizes the payment of cash fees and the grant of non-qualified stock options to our directors who, at the time of such payment or grant, are not employees of our company. The term of the Plan is ten years from May 1, 2008, its effective date. As of June 23, 2008 we granted options to purchase an aggregate of 270,000 shares of our common stock at $1.30 per share under the Plan.
We have reserved a maximum of 1,000,000 shares of common stock for issuance upon the exercise of stock options to be granted pursuant to the Plan. Each share issued under an option will be counted against this limit. Shares to be delivered at the time a stock option is exercised may be available from authorized but unissued shares or from shares previously issued but which we have reacquired and held in our treasury.
In the event of any change in our outstanding shares by reason of any reorganization, recapitalization, consolidation, stock split, reverse stock split, stock dividend, combination of shares, reclassification or other similar transactions, the number of shares which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under the Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.
The Plan will be administered by our Board of Directors or by a committee of the Board. Until such time as the Board appoints a committee, the Board will administer the Plan.
Cash compensation may be paid and options may be granted under the Plan only to directors of our company, who, at the time of such payment or grant, are not employees of our company or any parent or subsidiary of our company. Options granted to non-employee directors are non-qualified stock options.
Each non-employee director is entitled to receive a fee of $750 for each meeting of our Board of Directors attended in person and $500 for each meeting attended telephonically. Such fees will be paid retroactively for meetings attended on or after December 20, 2007.
The Plan provides that the stock options be non-qualified options, which are stock options other than incentive stock options within the meaning of Sections 422 of the Internal Revenue Code of 1986, as amended. Options will be evidenced by stock option agreements with the respective optionees.
The exercise price for each share of our common stock purchasable as a non-qualified option granted under the Plan will be the fair market value (as defined in the Plan) of such share on the date of grant and is payable in cash or other instrument acceptable to the Board.

No option may be exercisable more than ten years after the date the option is granted. Options granted under the Plan are exercisable in three equal installments on each of the first three anniversaries of the date of grant, provided that no option will be exercisable until such time as any limitation required by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules and regulations are satisfied for the availability of the exemption provided by Rule 16b-3(d)(3) of the Exchange Act. No cash consideration is payable to us in exchange for the grant of options.
Without further action of our Board of Directors, each non-employee director will receive an option to purchase 90,000 shares of our common stock upon election or appointment to our Board of Directors and immediately following each annual meeting of our stockholders, each non-employee director shall receive an option to purchase 25,000 shares of our common stock, subject to such director remaining on the Board.
During the lifetime of the Optionee, options may exercisable only by the optionee and are not generally not transferable other than by will or by the laws of descent and distribution except, with the consent of the Board, the optionee may transfer all or a portion of an option to limited permitted transferees.
If an optionee ceases to be a director other than for fraud, dishonestly or conviction of a felony or other activities that are deemed by our Board to constitute “cause”, any options held by such optionee may be exercised, to the extent the option was exercisable on the date such optionee ceases to be a director, until the earlier of (i) one year after the date the optionee ceases to be a director and (ii) the date on which the option otherwise expires by its terms. If the optionee ceases to be a director by reason of “cause”, any options held by such optionee will terminate as of the date of the action giving rise to such termination for “cause”.
In the event of a “Change of Control” as defined in the Plan, any unexercisable or unused portion of outstanding options shall immediately vest and become exercisable.
Our Board of Directors may amend, suspend or terminate the Plan or amend the terms of any option previously granted at any time except that grants previously made under the Plan may not be impaired by any amendment of the Plan, without the consent of the affected grantees.
No option may be exercised unless and until the shares of common stock to be issued upon the exercise of the option have been registered under the Securities Act of 1933 and applicable state securities laws or are exempt from such registration. We are under no obligation to register such shares to permit the exercise of an option.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Richard Klein, a member of our board of directors, is the owner and Chief Executive Officer of Quixotic. From October 2005 to October 2006, Quixotic provided certain sales, back-office and engineering support to Clear Skies Group, Inc. Since October 2006, however, Quixotic’s relationship to us has been primarily as a source of referrals in the New York area for Clear Skies Group, Inc.’s installation work. Quixotic earns commissions from us for projects so referred. In lieu of paying an aggregate of $50,000 of cash commissions owed by Clear Skies Group, Inc. to Quixotic, Clear Skies Group, Inc. issued Quixotic shares of its common stock on May 7, 2007, which shares were exchanged for 48,449 shares of our common stock in the reverse merger.
At various times from March 2006 to August 2006, Quixotic ordered certain power systems components from Alpha Energy, a division of Alpha Technologies Services, Inc. (“Alpha”) on behalf of us, and such components were shipped to or as directed by us. On July 19, 2007, Alpha filed a complaint against Quixotic, in the United States District Court for the Western District of Washington at Seattle. The complaint alleged, among other things, that Quixotic purchased approximately $270,000 worth of power systems components from Alpha for which Quixotic had not timely and fully paid. In August 2007, Alpha, Quixotic and we entered into a settlement agreement, pursuant to which Quixotic and we agreed, jointly and severally, to pay an aggregate of $206,778 to Alpha to settle the Alpha lawsuit. Pursuant to the settlement agreement, Quixotic and we executed a confession of judgment in the amount of approximately $251,014, plus reasonable attorneys’ fees and expenses, which Alpha agreed to hold in trust pending payment in full of the $206,778 settlement amount by us and/or Quixotic. Also, pursuant to the settlement agreement, the Alpha lawsuit was dismissed with prejudice and without award of costs or attorneys’ fees to any party, and the parties exchanged mutual releases relating to the Alpha lawsuit. In August 2007, Ezra Green, our Chief Executive Officer and Chairman, we and Quixotic entered into an indemnity and guaranty agreement in order to induce Quixotic to enter into the settlement agreement with Alpha and to refrain from taking legal action against Mr. Green and/or us. Pursuant to the indemnity and guaranty agreement, among other things, Mr. Green and we agreed, jointly and severally, to assume liability for, to guarantee payment to or on behalf of Quixotic and to indemnify Quixotic from and against liabilities in connection with the Alpha lawsuit and the settlement agreement. All payments due to Alpha under the settlement agreement were timely made, with the final payment made by us on December 21, 2007, and we have reimbursed Quixotic in full for $175,000 of settlement payments that it had advanced to Alpha. The confession of judgment referred to above has been destroyed.
Mr. Klein also controls Rudd-Klein, an entity of which Mr. Klein and his brothers are the equity owners. Rudd-Klein invested $410,000 for shares of common stock and warrants to purchase shares of common stock of Clear Skies Group, Inc. in a private placement transaction in two installments, $310,000 on September 30, 2005 and $100,000 on April 18, 2006. Such shares and warrants were exchanged for an aggregate of 1,191,835 shares of our common stock in the reverse merger. In connection with Rudd-Klein’s investment, it had the right to designate one individual for election to Clear Skies Group, Inc.’s board of directors and designated Mr. Klein, who joined our board of directors in October 2005.

Several of our officers and directors, or their affiliates, have from time to time extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund our operating expenses. In this regard: (i) Quixotic loaned $285,000 (including amounts Quixotic had paid in connection with the Alpha settlement agreement), which loan had been repaid in full, together with 10% interest compounded daily, by December 31, 2007; and (ii) Gelvin Stevenson loaned $20,000, which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green agreed to the deferral of $73,259 of his compensation, of which $69,366 remained unpaid as of December 31, 2007. As of March 18, 2008, Mr. Green’s deferred compensation had been paid in full. In addition, Mr. Green had advanced $30,275 to us in 2006 and an additional $70,037 to us in 2007 (which has been booked as a balance of $100,312 due to related party at December 31, 2007). This related party transaction was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and had not been memorialized by written promissory notes. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson securities that were exchanged for 610,452, 290,691 and 77,517 shares of our common stock, respectively, in our reverse merger.
On June 20, 2008, we granted an option to purchase 50,000 shares of our common stock at $1.21 per share under our 2007 Equity Incentive Plan to Mr. Klein, a non-employee director for certain actions taken for the benefit of our company. Such option is immediately exercisable as to all of the shares subject to the option and expires on December 19, 2009.
Clear Skies Group, Inc. and Sustainable Profitability Group, Inc. (“SPG”) entered into a consulting agreement, dated as of June 17, 2005 (the “SPG Agreement”), for SPG to perform certain consulting services for Clear Skies Group, Inc. Pursuant to the SPG Agreement, SPG was entitled to designate one member of Clear Skies Group, Inc.’s Board of Directors and designated SPG’s Executive Vice-President Mayur V. Subbarao. Mr. Subbarao served as a member of Clear Skies Group, Inc.’s Board of Directors from August 2005 until November 2007 and was also the Secretary of Clear Skies Group, Inc. from August 2005 until August 2007. On or around February 16, 2007, SPG provided Clear Skies Group, Inc. with notice of termination of the SPG Agreement. Clear Skies Group, Inc., SPG, Mr. Subbarao and Ezra Green entered into a Settlement Agreement and Release, dated as of November 8, 2007, pursuant to which, among other things:
•	Clear Skies Group, Inc. paid SPG $250,000;

•	SPG and Mr. Subbarao transferred to Ezra Green all of the shares of Clear Skies Group, Inc. common stock owned or controlled, directly or indirectly, by SPG and/or Mr. Subbarao (the “SPG Shares”), which shares were exchanged in our reverse merger for an aggregate of 271,312 shares of our common stock;

•	Ezra Green delivered to SPG a promissory note in the principal amount of $150,000, due in two installments in January 2008 and June 2009, bearing interest at 8% per annum and secured by a pledge of the SPG Shares;

•	Mr. Subbarao resigned from the Board of Directors of Clear Skies Group, Inc. and from any directorships or other offices or positions held with Clear Skies Group, Inc. or any subsidiaries or affiliated companies;

•	SPG agreed to the termination of warrants to purchase 500,000 shares of Clear Skies Group, Inc.’s common stock; and

•	The parties exchanged mutual releases.
In order to finance the cash portion of the settlement, Clear Skies Group, Inc. entered into Note Purchase Agreements, dated as of November 7, 2007, with two investors, pursuant to which Clear Skies Group, Inc. issued $250,000 aggregate principal amount of 8% Promissory Notes which were repaid on December 20, 2007.
The pledge agreement, pursuant to which Mr. Green pledged the SPG Shares as collateral for the $150,000 promissory note he made in favor of SPG, provides that the collateral agent may dispose of the SPG shares in its sole discretion and deliver the net proceeds of such sale to SPG in repayment of the promissory note. In order to facilitate such sales, we are registering the resale of the 271,312 SPG Shares pursuant to the registration statement of which this prospectus is a part.

Transactions with Founders
Our predecessor, BIP Oil, Inc. was incorporated in the State of Nevada on January 31, 2007 and issued an aggregate of 5,000,000 shares of its common stock to its founders, Bobby Stanley and Ike Lewis, for $50 cash and services rendered that were valued, in the aggregate, at $5,000 by its board of directors. On December 18, 2007, BIP Oil, Inc. merged with and into its wholly owned subsidiary, Clear Skies Solar, Inc., a Delaware corporation then known as Clear Skies Holdings, Inc., pursuant to which merger each outstanding share of common stock of BIP Oil, Inc. was converted into 9.19230769 shares of our common stock.
Immediately following our reverse merger and the closing of our December 2007 private placement, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to Messrs. Stanley and Lewis in exchange for cancellation of all of the shares of our common stock then held by them, including the founders’ shares issued to them in January 2007.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information as of June 23, 2008 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) each executive officer; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o Clear Skies Solar, Inc., 5020 Sunrise Highway, Suite 227, Massapequa, New York 11762.

	Number of
	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned (1)	Owned (2)
Ezra J. Green	2,424,333(3)	7.7%
Richard Klein	1,532,526(4)	4.7%
Gelvin Stevenson	155,035(5)	*
Pamela Newman	77,518(5)	*
Robert L. Dockweiler, Jr.	116,277(6)	*
Arthur L. Goldberg	(7)	—
William O’Connor	232,553(8)	*
Thomas J. Oliveri	(9)	—
All executive officers and directors as a group (seven persons)	4,654,519	14.7%

*	Represents less than 1%

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children, and relatives sharing the same home, as well as entities owned or controlled by the named beneficial owner.

(2)	Based on 31,305,308 shares of our common stock outstanding.

(3)	Does not include 450,000 shares of our common stock issuable upon exercise of options that will not vest within 60 days.

(4)	Includes 1,191,835 shares of our common stock held by Rudd-Klein and 290,691 shares of our common stock held by Quixotic. Richard Klein, as the Manager of Rudd-Klein and the Chief Executive Officer of Quixotic, may be deemed to beneficially own the securities held by each of Rudd-Klein and Quixotic. Includes 50,000 shares of our common stock issuable upon the exercise of a currently exercisable option. Does not include 90,000 shares of our common stock issuable upon exercise of an option that will not vest within 60 days.

(5)	Does not include 90,000 shares of our common stock issuable upon exercise of options that will not vest within 60 days.

(6)	Does not include 90,000 shares of our common stock issuable upon exercise of options that will not vest within 60 days.

(7)	Does not include 300,000 shares of our common stock issuable upon exercise of options that will not vest within 60 days.

(8)	Does not include 90,000 shares of our common stock issuable upon exercise of options that will not vest within 60 days.

(9)	Does not include 225,000 shares of our common stock issuable upon exercise of options that will not vest within 60 days.
SELLING STOCKHOLDERS
Up to 19,913,742 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:
•	16,000,000 shares of common stock issued in our private placement that closed in December 2007;

•	1,232,401 shares of common stock issuable upon the exercise of warrants issued to the placement agent and a consultant in connection with our private placements that closed in August and September 2007 and in December 2007;

•	2,581,341 shares of common stock issued in December 2007, in connection with our reverse merger; and

•	100,000 shares of common stock issuable upon exercise of options issued to a consultant.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.
The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.
The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 31,434,221 shares of common stock outstanding as of June 23, 2008.

	Ownership Before Offering				After Offering(1)
					Number of
	Number of				shares of	Percentage of
	shares of				common stock	common stock
	common stock				beneficially	beneficially
	beneficially		Number of		owned	owned
	owned prior to		shares		following the	following the
Selling Stockholder	the offering		offered		offering	offering
Liechtensteinische Landesbank, AG(2)	1,775,177		1,775,177		0	0
New Energy Fund LP (3)	1,565,488		1,420,142		145,346	*
John P. O’Shea	255,035		255,035		0	0
Natalie Merdinger	153,021		153,021		0	0
Crypto Corp. (4)	127,518		127,518		0	0
Giovanni II, Inc. (5)	127,518		127,518		0	0
Giovanni and Antonia Gabriele	127,518		127,518		0	0
Jeffrey McLaughlin	327,798	(6)	327,798	(6)	0	0
Sal and Joann Latorraca	204,028		204,028		0	0
Sandra Gabriele	127,518		127,518		0	0
American Business Consortium Ltd. (7)	76,511		76,511		0	0
John B. Marsala	63,759		63,759		0	0

	Ownership Before Offering				After Offering(1)
					Number of
	Number of				shares of	Percentage of
	shares of				common stock	common stock
	common stock				beneficially	beneficially
	beneficially		Number of		owned	owned
	owned prior to		shares		following the	following the
Selling Stockholder	the offering		offered		offering	offering
Richard L. Cohen	63,759		63,759		0	0
Goliath Holdings, LLC (8)	51,007		51,007		0	0
Adriana Sbardelotto	20,000		20,000		0	0
Andrew N. Butchard	50,000		50,000		0	0
Antoine de Sejournet	200,000		200,000		0	0
FT Climate Change (9)	1,000,000		1,000,000		0	0
Lacuna Hedge Fund LLLP (10)	1,000,000		1,000,000		0	0
B. Michael Pisani	50,000		50,000		0	0
Robert S. Colman Trust UDT 3/13/85 (11)	400,000		400,000		0	0
Sandor Capital Master Fund, L.P. (12)	1,200,000		1,200,000		0	0
Shamrock Oceanic Holdings LLC (13)	50,000		50,000		0	0
Taillevent Limited (14)	400,000		400,000		0	0
Tundra Alternative Energy Fund (15)	600,000		500,000		100,000	*
WPE Kids Partners, L.P. (16)	1,000,000		1,000,000		0	0
Edwin W. Colman Children’s Trust, Marshall & Ilsley Trust Co, NA, Custodian (17)	200,000		200,000		0	0
James Peter Jurs	50,000		50,000		0	0
Jose M. Verges	30,000		30,000		0	0
Vincent Capodanno	50,000		50,000		0	0
Advanced Securities Foundation (18)	500,000		500,000		0	0
Ernest W. Kuehne	200,000		200,000		0	0
Forest Hill Select Fund LP (19)	1,200,000		1,200,000		0	0
Forest Hill Select Offshore Ltd. (20)	800,000		800,000		0	0
Whalehaven Capital Fund Limited (21)	1,000,000		1,000,000		0	0
Lone Oak Partners LP (22)	400,000		400,000		0	0
Linda and Thomas McQueeney	50,000		50,000		0	0
Mark C. Raby	100,000		100,000		0	0
Pio Verges	100,000		100,000		0	0
David Stefanski	25,000		25,000		0	0
James H. Nottingham	50,000		50,000		0	0
La Maison Rouge Limited (23)	400,000		400,000		0	0
Alpha Capital Anstalt (24)	1,000,000		1,000,000		0	0
Richard Stefanski	25,000		25,000		0	0
Trinidad Capital Master Fund, Ltd. (25)	500,000		500,000		0	0
Mitch Adler	50,000		50,000		0	0
Kinloch Rice Fields, LLC (26)	1,010,000		1,010,000		0	0
Westminster Securities Corp. (27)	340,323	(28)	340,323	(28)	0	0
Marika Tonay	16,798	(29)	16,798	(29)	0	0
Angelique Xirouhakis	7,000	(30)	7,000	(30)	0	0
John S. Lemak	134,400	(31)	134,400	(31)	0	0
WFG Investments, Inc. (32)	33,600	(33)	33,600	(33)	0	0
Joseph Abrams	640,000	(34)	500,000	(34)	140,000	*
Econ Corporate Services, Inc. (35)	100,000	(36)	100,000	(36)	0	0
Ezra J. Green	2,424,333	(37)	271,312		2,153,021	6.9%

*	Less than 1%

(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Michael Aebli, as Assistant Manager of Liechtensteinische Landesbank AG, has voting and dispositive power over these securities.

(3)	Mark T. Cox, as Chief Executive Officer of New Energy Fund L.P., has voting and dispositive power over these securities.

(4)	Evelyn Carr, as President of Crypto Corp., has voting and dispositive power over these securities.

(5)	Giovanni Gabriele, as President of Giovanni II, Inc., has voting and dispositive power over these securities.

(6)	Includes 200,280 shares of our common stock issuable upon exercise of warrants having an exercise price of $0.50 per share. Such warrants expire on December 20, 2010.

(7)	Marc Deutsch, as President of American Business Consortium Ltd., has voting and dispositive power over these securities.

(8)	Michael Mezzapelle, as President of Goliath Holdings, LLC, has voting and dispositive power over these securities.

(9)	Christian Lanfendorf, Vice President of Frankfurt Trust, the Asset Manager of FT Climate Change, has voting and dispositive power over these securities.

(10)	Richard O’Leary and Wink Jones, as Partners of Lacuna Hedge Fund LLLP, share voting and dispositive power over these securities.

(11)	Robert S. Colman, as Trustee of Robert S. Colman Trust UDT 3/13/85, has voting and dispositive power over these securities.

(12)	John S. Lemak, as Manager of Sandor Capital Master Fund, L.P., has voting and dispositive power over these securities.

(13)	Philip Connor, as Managing Member of Shamrock Oceanic Holdings LLC, has voting and dispositive power over these securities.

(14)	Peter Unwin, as Director of Stonehage, SA, manager of Taillevent Limited, has voting and dispositive power over these securities.

(15)	Gerard Reid, as Manager of Tundra Alternative Energy Fund, has voting and dispositive power over these securities.

(16)	Bill Esping, as General Partner of WPE Kids Partners, L.P., has voting and dispositive power over these securities.

(17)	Robert S. Colman, as Trustee of Edwin W. Colman Children’s Trust, Marshall & Ilsley Trust Co, NA, Custodian, has voting and dispositive power over these securities.

(18)	Dr. Cornelia Gassner, as Partner of Advanced Securities Foundation, has voting and dispositive power over these securities.

(19)	Mark A. Lee, as President and Chief Investment Officer of Forest Hill Select Fund LP, has voting and dispositive power over these securities.

(20)	Mark A. Lee, as President and Chief Investment Officer of Forest Hill Select Offshore Ltd., has voting and dispositive power over these securities.

(21)	Michael Finkelstein, Investment Manager, Arthur Jones and Trevor Williams, Directors, and Brian Mazzella, Chief Financial Officer, of Whalehaven Capital Fund Limited, share voting and dispositive power over shares held by Whalehaven Capital Fund Limited.

(22)	Stuart Bogard and Mark Lee, as General Partners of Lone Oak Partners LP, have voting and dispositive power over these securities.

(23)	Peter Unwin, as Director of Stonehage SA, Manager of La Maison Rouge Limited, has voting and dispositive power over these securities.

(24)	Konrad Ackerman, as Director of Alpha Capital Anstalt, has voting and dispositive power over these securities.

(25)	Robert Ellin, as General Partner of Trinidad Capital Master Fund, Ltd., has voting and dispositive power over these securities.

(26)	David W. Laughlin, as Manager of Kinloch Rice Fields, LLC, has voting and dispositive power over these securities.

(27)	John P. O’Shea, as Chairman and Chief Executive Officer of Westminster Securities Corporation, has voting and dispositive power over these securities.

(28)	Represents 340,323 shares of our common stock issuable upon exercise of warrants having an exercise price of $0.50 per share. Such warrants expire on December 20, 2010.

(29)	Represents 16,798 shares of our common stock issuable upon exercise of warrants having an exercise price of $0.50 per share. Such warrants expire on December 20, 2010.

(30)	Represents 7,000 shares of our common stock issuable upon exercise of warrants having an exercise price of $0.50 per share. Such warrants expire on December 20, 2010.

(31)	Represents 134,400 shares of our common stock issuable upon exercise of warrants having an exercise price of $0.50 per share. Such warrants expire on December 20, 2010.

(32)	Wilson H. Williams, as President and Chief Executive Officer of WFG Investments, Inc., has voting and dispositive power over these securities.

(33)	Represents 33,600 shares of our common stock issuable upon exercise of warrants having an exercise price of $0.50 per share. Such warrants expire on December 20, 2010.

(34)	Includes 500,000 shares of our common stock issuable upon exercise of warrants having an exercise price of $0.50 per share. Such warrants expire on December 20, 2010.

(35)	Dawn Van Zant, as President of ECON Corporate Services, Inc., has voting and dispositive power over these securities.

(36)	Represents 100,000 shares of our common stock issuable upon exercise of a stock option having an exercise price of $1.50 per share. Such stock option expires on March 5, 2011.
(37)	Does not include 450,000 shares of our common stock issuable upon exercise of options that will not vest within 60 days.
None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our predecessors or affiliates during the past three years except, Jeffrey McLaughlin, Marika Tonay, Angelique Xirouhakis and John P. O’Shea who are affiliates of Westminster Securities Corporation (“Westminster”), which served as placement agent in our 2007 private placement, John S. Lemak who is an affiliate of WFG Investments, Inc., Joseph Abrams who received a warrant to purchase 500,000 shares of our common stock as compensation pursuant to a consulting agreement with us, and Ezra J. Green who has been our Chief Executive Officer and Chairman since founding Clear Skies Group, Inc. in 2003. Mr. McLaughlin, Ms. Tonay, Ms. Xirouhakis, Mr. O’Shea and Mr. Lemak acquired in the ordinary course of business the securities to be resold hereunder, and at the time of acquisition, none of the such individuals had any agreements or understandings, directly or indirectly, with any person to distribute such securities.

Joseph Abrams provides us with business and investor consulting services under a one-year agreement which expires on November 1, 2008, pursuant to which Mr. Abrams received a warrant to purchase 500,000 shares of our common stock at $0.50 per share. ECON Corporate Services, Inc. (“ECON”) provides us with consulting services under a one-year agreement which expires on December 16, 2008 (unless earlier terminated by either party upon 30 days’ prior notice) pursuant to which ECON is entitled to a $5,000 monthly consulting fee and received an option to purchase 100,000 shares of our common stock which vest in equal quarterly installments over the term of the agreement. Westminster is our exclusive placement agent for any investment banking transaction in which we may engage until November 14, 2010 and is entitled until November 14, 2009 to receive cash and warrants to purchase our common stock in accordance with our engagement letter with Westminster with respect to any transactions that we may enter into with entities introduced to us by Westminster.
We will file a prospectus supplement to name successors to any selling stockholders who are able to use this prospectus to resell the securities covered by this prospectus.
DESCRIPTION OF SECURITIES
Authorized Capital Stock
We have authorized 110,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 10,000,000 are shares of preferred stock.
Capital Stock Issued and Outstanding
Our issued and outstanding securities as of July 14, 2008, on a fully diluted basis, are as follows:

•	31,438,034 shares of our common stock;

•	No shares of preferred stock;

•	Warrants to purchase 640,000 shares of our common stock at an exercise price of $0.50 per share, that were issued to the placement agent in connection with our private placement that closed in December 2007;

•	Warrants to purchase an additional 92,401 shares of our common stock at an exercise price of $0.50 per share, that were issued to the placement agent in connection with Clear Skies Group, Inc.’s private placement that closed in August and September 2007;

•	Warrant to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share, issued to a consultant;

•	Option to purchase 100,000 shares of our common stock at an exercise price of $1.50 per share, issued to an investor relations firm; and

•	Options to purchase an aggregate of 1,670,000 shares of our common stock, at a weighted average exercise price of $1.47 per share, which we have issued to our officers and employees under our 2007 Equity Incentive Plan.

•	Options to purchase an aggregate of 270,000 shares of our common stock at an exercise price of $1.30 per share, which we have issued to non-employee directors under our Non-Employee Directors Compensation Plan.
Common Stock
The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.
Preferred Stock
Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.
Options
We have adopted a stock incentive plan, pursuant to which 2,500,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers. For the first year following the closing of our reverse merger, we may not issue options to purchase shares of our common stock at a per share exercise price less than $0.50, unless our non-employee directors determine that it is in our best interests of the Company to terminate such restrictions at an earlier date.
We have also adopted a non-employee directors compensation plan, pursuant to which 1,000,000 shares are reserved for issuance to our non-employee directors at the fair market value of the shares at the date of grant.

Warrants
In connection with the private placement that we closed in December 2007, we issued warrants to purchase an aggregate of 640,000 shares of our common stock to designees of the placement agent for such offering. Each such warrant entitles the holder to purchase shares of our common stock at an exercise price of $0.50 per share (subject to adjustment) and will expire on December 20, 2010. Prior to exercise, such warrants do not confer upon holders any voting or any other rights as a stockholder. We issued an additional 92,401 of these same warrants to the placement agent in connection with Clear Skies Group, Inc.’s private placement of bridge notes and common stock of Clear Skies Group, Inc. that closed in August and September 2007. Such warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. The per share exercise price of these warrants will also be adjusted in the event any Ratchet Shares (as defined below) are issued, so that the exercise price per share equals the Lower Price (as defined below); however the number of shares of our common stock issuable upon exercise of such warrants shall remain unaffected by such adjustment.
Pursuant to a consulting agreement, we issued warrants to purchase 500,000 shares to a consultant. Such warrants entitle the holder to purchase shares of our common stock at an exercise price of $0.50 per share (subject to adjustment) and will expire on December 20, 2010. Prior to exercise, such warrants do not confer upon holders any voting or any other rights as a stockholder. Such warrants contain provisions that protect the holder against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.
Dividend Policy
We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.
Potential Required Future Issuances of Common Stock to Investors in the December 2007 Private Placement
Pursuant to the terms of the subscription agreements entered into between us and the investors in our private placement that closed in December 2007, during the period from December 20, 2007 until the earlier of (x) December 20, 2009 or (y) the date that the “resale” registration statement covering the shares of our common stock sold in such private placement is declared effective by the SEC (the “Adjustment Period”), if we issue or grant any shares of our common stock or any warrants or other convertible securities pursuant to which shares of our common stock may be acquired at a per share price (a “Lower Price”) less than $0.50 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then we shall promptly issue additional shares of our common stock (“Ratchet Shares”) to the purchasers in our December 2007 private placement in an amount sufficient that the subscription price paid by such purchasers in the December 2007 private placement, when divided by the total number of shares of our common stock issued to such subscriber (shares initially purchased in such private placement plus any Ratchet Shares issuable, or previously issued, under this provision), will result in an effective price paid by the purchaser per share of our common stock equal to such Lower Price. For example, if an investor purchased 50,000 shares of our common stock in such private placement for a purchase price of $25,000 (equals $0.50 per share) and then we issue additional shares of our common stock at $0.40 per share during such Adjustment Period, then we must issue an additional 12,500 shares of our common stock to such investor [$25,000 / 62,500 shares = $0.40 per share]. Such adjustments shall be made successively whenever such an issuance is made during the Adjustment Period.

Registration Rights
We have agreed to file, by March 23, 2008, a registration statement registering for resale (i) the shares of our common stock sold in our December 2007 private placement, (ii) the shares of our common stock underlying the warrants issued to our placement agent, and (iii) the 2,310,029 shares of our common stock that were issued in our reverse merger in exchange for shares of Clear Skies Group, Inc.’s common stock that had been issued in the private placement that closed in August and September 2007 (collectively, the “Registrable Securities”). We have agreed to maintain the effectiveness of such “resale” registration statement from the effective date through and until June 24, 2009, unless all Registrable Securities have been sold or are otherwise able to be sold without volume restrictions pursuant to Rule 144 or other similar rule then in effect, at which time exempt sales may be permitted for such Registrable Securities. We have agreed to use our commercially reasonable efforts to have such “resale” registration statement declared effective by the SEC by June 21, 2008. We have agreed to pay monetary penalties to the investors in our December 2007 private placement equal to one percent (1%) of the gross proceeds of such private placement for each full month that, among other things, (i) we are late in filing the registration statement or (ii) the registration statement is late in being declared effective; provided, that the aggregate of any such penalties shall not exceed nine percent (9%) of the gross proceeds of such private placement. However, we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415,” provided we register at such time the maximum number of shares of our common stock permissible upon consultation with the staff of the SEC.
Lock-up Agreements
All shares of our common stock issued in exchange for shares of Clear Skies Group, Inc.’s common stock in our reverse merger other than the 2,310,029 shares of our common stock that were issued in exchange for shares of Clear Skies Group, Inc.’s common stock that had been issued in the private placement that closed in August and September 2007, are subject to lock-up agreements. These lock-up agreements provide that the pre-reverse merger stockholders of Clear Skies Group, Inc. may not sell or transfer any of their shares (other than the 2,310,029 shares of referred to above) for a period of 15 months following the reverse merger without the consent of the placement agent for our private placement that closed in December 2007, with the exception of contributions made to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or in privately negotiated sales to persons who agree, in writing, to be bound to the terms of the lock-up agreements. We believe that Mr. Green will seek a waiver of the lock-up agreement from the placement agent for our private placement that closed in December 2007 with respect to the 271,312 shares of our common stock that are being registered pursuant to the registration statement of which this prospectus is a part.

At any time and without notice, the placement agent may, in its sole discretion, consent to release all or some of the securities subject to these lock-up agreements. Any decision by the placement agent to waive the lock-up restrictions may be based on market conditions, then-current stock prices, the number of shares requested to be released from the lock-up restrictions, the potential price impact of such release and/or any other factors, the selection of which are subject to the placement agent’s sole discretion.
Transfer Agent
Our transfer agent is Island Stock Transfer, 100 Second Ave South, Suite 104N, St. Petersburg, Florida 33701.
Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.
We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.
We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.
Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions
Certain provisions of our By-Laws are intended to strengthen the Board’s position in the event of a hostile takeover attempt. These provisions have the following effects:
•	they provide that only business brought before an annual meeting by the Board or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice or certain stockholder actions, such as the nomination of directors and stockholder proposals.
We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION
Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any such methods of sale;

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, buy, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR Rule IM-2440.
In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. To the extent permitted by applicable law, the selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to use our best efforts to keep this prospectus effective until the earlier of (i) June 24, 2009 or (ii) the date as of which all of the shares either (a) have been sold to the public either pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (b) have been sold in a private transaction in which the transferor’s rights under the registration rights agreement, dated as of December 20, 2007, among us and the Investors (as defined therein) are not assigned, or (c) may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
EXPERTS
The consolidated financial statements included in this prospectus have been audited by Rothstein Kass & Co., P.C., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing to the extent and for the periods indicated in their report appearing elsewhere herein.
LEGAL MATTERS
Haynes and Boone, LLP, 153 East 53rd Street, New York, New York 10022 has passed upon the validity of the shares of common stock to be sold in this offering.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 200 Old Country Road, Suite 610, Mineola, New York 11501.

CLEAR SKIES SOLAR, INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Clear Skies Solar, Inc.
We have audited the accompanying consolidated balance sheet of Clear Skies Solar, Inc. (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1a to the accompanying financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2007 to reflect a change in the accounting for the obligations to issue certain stock options and warrants.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of their operations and their cash flows for each of the years ended December 31, 2007 and 2006, in conformity with U.S. generally accepted accounting principles.
/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
March 26, 2008, except with respect to our opinion on the consolidated financial statements in so far as it relates to the restatement in Note 1a, as to which the date is July 15, 2008

CLEAR SKIES SOLAR, INC.
CONSOLIDATED BALANCE SHEET

December 31,	2007
(Restated)

ASSETS

Current assets
Cash and cash equivalents	$4,866,842
Accounts receivable, less allowance for doubtful accounts of $32,775	92,291
Costs and estimated earnings in excess of billings	27,641

Total current assets	4,986,774

Property and equipment, net	13,293

Prepaid expenses and investor relations fees	645,644

Other assets	54,017

$5,699,728

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$788,468
Billings in excess of costs and estimated earnings	35,007
Due to related parties	104,410
Customer deposits	5,000
Obligation to issue options and warrants	9,401
Payroll liabilities	140,729
Installation warranty liability	7,743

Total current liabilities	1,090,758

Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued or outstanding	—
Common stock, $.001 par value, 100,000,000 shares authorized, 30,883,723 issued and outstanding	30,883
Additional paid-in capital	9,247,682
Accumulated deficit	(4,669,595)

Total stockholders’ equity	4,608,970

$5,699,728

See accompanying notes to the consolidated financial statements.

CLEAR SKIES SOLAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,	2007	2006
	(Restated)

Revenues
Contract revenue	$74,520	$291,915
Subcontractor revenue	224,454	644,681

Total revenues	298,974	936,596

Cost of revenues	268,707	701,702

Gross margin	30,267	234,894

Operating expenses
Selling expenses	468,858	215,071
General and administrative expenses	2,385,063	709,293

	2,853,921	924,364

Loss from operations	(2,823,654)	(689,470)

Other Expenses
Interest expense	40,199
Amortization of debt discount expense	745,000

	785,199

Net loss	$(3,608,853)	$(689,470)

Weighted average common shares outstanding, basic and diluted	7,229,534	3,042,571

Loss per share, basic and diluted	$(0.50)	$(0.23)

See accompanying notes to the consolidated financial statements.

CLEAR SKIES SOLAR, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2007 (Restated) and 2006

	Common Stock		Additional Paid-
	$.001 par value		in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, January 1, 2006*	3,042,571	$3,042	$(2,542)	$(371,272)	$(370,772)
Net loss				(689,470)	(689,470)

Balance, December 31, 2006*	3,042,571	$3,042	$(2,542)	$(1,060,742)	$(1,060,242)

Issuance of common stock to satisfy common stock to be issued (Note 8)	2,020,297	2,020	891,980	—	894,000

Issuance of common stock and warrants as compensation (Note 9)*	1,065,869	1,066	656,694	—	657,760

Issuance of common stock and warrants (Note 9)*	72,673	73	74,927	—	75,000

Issuance of common stock and warrants (Note 9)*	19,379	19	19,981	—	20,000

Issuance of common stock and embedded conversion feature associated with Bridge Notes (Note 7)*	1,782,906	1,783	573,217	—	575,000

Issuance of common stock and embedded conversion feature associated with Bridge Notes (Note 7)*	527,120	527	169,473	—	170,000

Issuance of shares subsequently forfeited	77,576	77	(77)	—	—

Forfeited shares (Note 2)*	(116,276)	(116)	116	—	—

Conversion of warrants (Note 2)*	416,658	417	(417)	—	—

Shares sold at $.50 each, net of costs of $1,323,945 (Note 2)	14,510,000	14,510	5,916,546	—	5,931,056

Shares sold at $.50 each (Notes 2 and 7)	1,490,000	1,490	743,510	—	745,000

Shares retained by owners of the shell company in the reverse merger (Note 2)	59,841,923	59,842	(28,182)	—	31,660

Forfeit of shares in split-off (Note 2)	(53,866,923)	(53,867)	22,207	—	(31,660)

Issuance of warrants and options in exchange for consulting and other services (Note 10)			210,250	—	210,250

Net loss				(3,608,853)	(3,608,853)

Balances, December 31, 2007	30,883,723	$30,883	$9,247,682	$(4,669,595)	$4,608,970

*	Share amounts have been retroactively restated to reflect the number of shares received in the business combination.
See accompanying notes to the consolidated financial statements.

CLEAR SKIES SOLAR, INC.
STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
	(Restated)

Cash flows from operating activities
Net loss	$(3,608,853)	$(689,470)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,512	5,833
Stock-based compensation	732,429	96,000
Amortization of debt discount	745,000
Bad debt expense (recoveries)	(13,975)	68,000
Increase (decrease) in cash and cash equivalents attributable to changes in operating assets and liabilities
Accounts receivable	(8,179)	(138,137)
Costs and estimated earnings in excess of billings	52,234	(79,875)
Prepaid expenses and investor relations fees	(425,993)	7,038
Other assets	4,594	(1,296)
Accounts payable and accrued expenses	443,913	315,489
Customer deposits	5,000
Billings in excess of costs and estimated earnings	(13,049)	48,056
Payroll liabilities	64,604	76,125
Installation warranty liability	1,642	6,100

Net cash used in operating activities	(2,016,121)	(286,137)

Net cash flows used in investing activities, purchases of property and equipment	(97)	(1,527)

Cash flows from financing activities
Issuance of loan payable, stockholder		100,000
Advances from related party	74,135	6,198
Repayment of loan payable, stockholder	(73,569)	(26,431)
Proceeds from the issuance of common stock, net of bridege loan payment	7,255,000
Payment of deal expenses	(1,323,945)
Proceeds from loan	20,000
Payment of loan	(20,000)
Proceeds from loan	285,000
Payment of loan	(285,000)
Proceeds from the bridge loan	745,000
Issuance of common stock	95,000
Common Stock to be issued (Note 8)		200,000

Net cash provided by financing activities	6,771,621	279,767

Net increase (decrease) in cash and cash equivalents	4,755,403	(7,897)

Cash and cash equivalents, beginning of year	111,439	119,336

Cash and cash equivalents, end of year	$4,866,842	$111,439

Supplemental disclosures of cash flow information

Cash paid for interest expense	$25,199	$—

Supplemental disclosure of noncash financing and investing activities

Issuance of shares to satisfy common stock to be issued	$894,000	$—

Issuance of warrants to purchase 500,000 shares of common stock at $.50 per share for investor relations and consulting services (see Note 10)	$210,250	$—

Recognition of debt discounts related to common stock and embedded conversion feature associated with the Bridge Notes	$745,000	$—

See accompanying notes to consolidated financial statements.

CLEAR SKIES SOLAR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of presentation and nature of operations
Nature of Operations
Clear Skies Group, Inc. (“CSG”) was formed in New York in September 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. CSG commenced operations in August 2005 and received its initial funding from Rudd-Klein Alternative Energy, LLC in September 2005. The Company also has proprietary and patented remote monitoring technology under the name XTRAX® with applications in the solar electricity production industry and other potential markets.
Unless the context requires otherwise, references to the “Company,” for periods prior to the closing of the Reverse Merger (Note 2) on December 20, 2007 refer to Clear Skies Group, Inc., a private New York corporation that is now Clear Skies Solar, Inc.’s wholly owned subsidiary, and such references for periods subsequent to the closing of the Reverse Merger on December 20, 2007, refer to Clear Skies Solar, Inc., a publicly traded Delaware corporation formerly known as Clear Skies Holdings, Inc. (“CSH”), together with its subsidiaries, including Clear Skies Group, Inc.
Basis of Presentation
The consolidated financial statements include the accounts of Clear Skies Solar, Inc. and its wholly owned subsidiary Clear Skies Group, Inc. Periods prior to the date of the reverse merger reflect the financial condition and results of operations of Clear Skies Group, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.
1a. Restatement and reclassifications of previously issued financial statements
Summary of Restatement Items
In July 2008 the Company concluded that it was necessary to restate its financial results for the fiscal year ended December 31, 2007 to reflect the reclassification of its obligations to issue shares of its common stock and an option to purchase its common stock to two consultants. The Company had previously classified the value of these obligations as a current liability. After further review, the Company has determined that these obligations are not liabilities as defined by GAAP and therefore should not be reflected on the Company’s balance sheet and therefore the recording of the offsetting prepaid expenses should also not have been recorded as assets. The accompanying balance sheet and statement of operations as of and for the year ended December 31, 2007 have been restated to effect the changes described above. The impact of the adjustments related to these re-classifications is summarized below. The statement of cash flows has not been shown below, as the adjustments offset each other and there is no change in the total net cash used for operating activities.

Balance Sheet Impact
The following table sets forth the effects of the restatement adjustments on the Company’s balance sheet as of December 31, 2007:

	As
	Originally		As
	Reported	Changes	Restated
Cash and cash equivalents	$4,866,842		$4,866,842
Accounts receivable, less allowance for doubtful accounts of $32,775	92,291		92,291
Costs and estimated earnings in excess of billings	27,641		27,641

Total current assets	4,986,774		4,986,774

Property and equipment, net	13,293		13,293
Prepaid expenses and investor relations fees	960,507	$314,863	645,644
Other assets	54,017		54,017

	$6,014,591	$314,863	$5,699,728

Accounts payable and accrued expenses	$788,468		$788,468
Billings in excess of costs and estimated earnings	35,007		35,007
Due to related parties	104,410		104,410
Customer deposits	5,000		5,000
Obligations to issue options and warrants	327,650	318,249	9,401
Payroll liabilities	140,729		140,729
Installation warranty	7,743		7,743

Total current liabilities	1,409,007	318,249	1,090,758

Total stockholders’ equity	4,605,584	3,386	4,608,970

	$6,014,591	$314,863	$5,699,728

Impact on the Statement of Operations
The following table sets forth the effects of the restatement adjustments on the Company’s statement of operations for the year ended December 31, 2007:

	As
	Originally		As
	Reported	Changes	Restated
Revenues
Contract revenue	$74,520		$74,520
Subcontract revenue	224,454		224,454

Total revenues	298,974		298,974

Cost of revenues	268,707		268,707

Gross margin	30,267		30,267

Operating expenses
Selling expenses	468,858		468,858
General and administrative expenses	2,388,449	3,386	2,385,063

	2,857,307	3,386	2,853,921

Loss from operations	(2,827,040)	3,386	(2,823,654)

Other expenses
Interest expenses	40,199		40,199
Amortization of debt discount expense	745,000		745,000

	785,199		785,199

Net loss	$(3,612,239)	$3,386	$(3,608,853)

Weighted average common shares outstanding, basis and diluted	7,229,534		7,229,534

Loss per share, basic and diluted	($0.50)		($0.50)

2. Business combination and subsequent financing
The Reverse Merger
On December 13, 2007, our predecessor, BIP Oil, Inc., a Nevada corporation (“BIP”), and Clear Skies Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BIP (“CSH”), entered into an Agreement and Plan of Merger. On December 18, 2007, BIP merged with and into CSH, so that BIP and CSH became a single corporation named Clear Skies Holdings, Inc., which exists under, and is governed by, the laws of the State of Delaware (the “Reincorporation”). Immediately following the Reincorporation, there were 59,841,923 shares of Clear Skies Holdings, Inc. issued and outstanding to stockholders of record.
On December 20, 2007, Clear Skies Acquisition Corp., a newly formed wholly owned subsidiary of Clear Skies Holdings, Inc., was merged with and into Clear Skies Group, Inc. (the “Reverse Merger”), and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Prior to the Reverse Merger, certain stockholders of Clear Skies Group, Inc. agreed to surrender an aggregate of 60,000 shares of Clear Skies Group, Inc. (exchangeable for an aggregate of 116,276 shares of common stock of Clear Skies Holdings, Inc. in the Reverse Merger) for cancellation. Pursuant to the Reverse Merger, the outstanding shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 8,492,067 shares of Clear Skies Holdings, Inc. at a conversion rate of 1.937943 shares of Clear Skies Holdings, Inc. for each share of Clear Skies Group, Inc. In addition, pursuant to the Reverse Merger, outstanding warrants to purchase an aggregate of 760,000 shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 416,658 shares of common stock of Clear Skies Holdings, Inc.
Immediately following the closing of the Reverse Merger, Clear Skies Holdings, Inc. transferred all of its pre-Reverse Merger operating assets and liabilities to its newly formed wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of BIP Holdings, Inc.’s outstanding capital stock to Clear Skies Holdings, Inc.’s then-majority stockholders in exchange for cancellation of 53,866,923 shares of Clear Skies Holdings, Inc. common stock held by those stockholders (such transaction, the “Split-Off”). The remaining stockholders of Clear Skies Holdings, Inc. continued to hold 5,975,000 shares of Clear Skies Holdings, Inc. after the split-off.
After the Reverse Merger, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors.
On January 25, 2008, Clear Skies Holdings, Inc. changed its name to Clear Skies Solar, Inc.
The Reverse Merger was accounted for as a reverse acquisition and recapitalization of Clear Skies Group, Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the Company’s consolidated financial statements for periods prior to the Reverse Merger are those of Clear Skies Group, Inc. and have been recorded at the historical cost basis of Clear Skies Group, Inc., and the Company’s consolidated financial statements for periods after completion of the reverse merger include both the Company’s and Clear Skies Group, Inc.’s assets and liabilities, the historical operations of Clear Skies Group, Inc. prior to the Reverse Merger and the Company’s operations from the closing date of the Reverse Merger.

The Private Placement
Following the business combination discussed above, the Company closed on a private placement offering of 16,000,000 shares of its common stock for an aggregate gross purchase price of $8,000,000, including $745,000 of exchanged debt. The cash costs of the issuance of the bridge notes discussed in Note 7 and private placement of common stock discussed in Note 2 were approximately $2 million in the aggregate, and the Company issued warrants expiring in December 2010, in connection with both financings, to the placement agent and its designees to purchase an aggregate of up to 732,401 shares of the Company’s common stock at $.50 per share. The common stock of Clear Skies Solar, Inc. trades on the over the counter bulletin board under the symbol CSKH:OB. The Company agreed to file a registration statement with the Securities and Exchange Commission within ninety days of the closing of the private placement (by March 23, 2008) seeking registration of the 16,000,000 shares as well as shares issuable under certain options and warrants issued in connection with the sale of the bridge notes and to two consultants. The Company also agreed to use its best efforts to cause the registration statement to become effective within 180 days of the closing of the private placement. If either obligation is not met, the Company is required to pay the purchasers of the 16,000,000 shares, pro rata liquidated damages of $80,000 per month (or approximately $2,700 per day for periods less that a full month). The Company filed the registration statement with the Securities and Exchange Commission after the expiration of the ninety day period and has recorded its estimated $15,000 liability as of December 31, 2007.
3. Summary of significant accounting policies
Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents, which consist primarily of short term obligations and demand deposits, with high credit quality financial institutions. At certain times, such amounts exceed FDIC insurance limits. The Company has not experienced any losses on these investments.
Accounts Receivable and Allowance for Doubtful Accounts
The Company regularly evaluates the validity of its accounts receivable. The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, if necessary, based on a history of past bad debts and collections and current credit conditions. Accounts receivable are written-off as uncollectible on a case-by-case basis at the discretion of management. Accounts receivable consist of trade receivables and when applicable amounts due from state agencies for rebates on state-approved solar systems installed. A total of $37,080 of rebates was included in accounts receivable at December 31, 2007. When the Company sells systems with a rebate component, the savings is passed directly to the customer and the Company takes ownership of the rebate receivable from the applicable state agency.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation principally using the straight-line method as follows:

Asset	Useful Life	Principal Method

Computer equipment	3 Years	Straight-line
Equipment and tools	3 Years	Straight-line
Automobile	5 Years	Straight-line

Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of its long-lived assets or whether the remaining balance of long-lived assets should be evaluated for impairment. The Company does not believe that there were any indicators of impairment that would require an adjustment to such assets or their estimated periods of recovery at December 31, 2007.
Revenue Recognition
The Company has two distinct revenue streams that have very different characteristics and payment time cycles. Therefore, a different revenue recognition policy applies to each category.
Contract revenue: In accordance with SEC Staff Accounting Bulletin No. 101 — “Revenue Recognition in Financial Statements” (“SAB”), which was superseded by SAB 104, contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct costs of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all the risks and rewards of billing. Regardless of a customer’s structure or industry, if the Company is the lead contractor, then the Company recognizes all revenues using the percentage of completion method.
Subcontractor Revenue: From time to time, the Company performs installation and other services as a subcontractor. These services differ from contract revenue in that the Company is entitled to be compensated for subcontractor work performed prior to completion of the system, because the Company has no obligation or ownership of the system so long as it completes its tasks satisfactorily. Revenues from subcontractor projects are realized as they are completed.
Cost Recognition
Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supply, and tool costs. The Company makes provisions for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.
The Company does not typically carry inventory. Costs incurred of approximately $25,000 as of December 31, 2007, to acquire materials that were purchased for certain jobs which had not been completed as of the balance sheet date are included in costs and estimated earnings in excess of billings. These costs are charged to the projects as they are installed.

Manufacturer and Installation Warranties
The Company warrants its products and services against defects in material or installation workmanship. The manufacturer’s warranty period on the solar panels and inverters used by the Company have a warranty period range of 5 — 25 years. The Company assists the customer in the event that the manufacturer’s warranty needs to be used to replace a defective panel or inverter. The Company provides a 5-year warranty on the installation of a system and all equipment and identical supplies other than solar panels and inverters that are covered under the manufacturer’s warranty. The Company records a provision for the installation warranty, within cost of revenues — currently at 2% of contract revenue — based on historical experience and future expectations of the probable cost to be incurred in honoring its warranty commitment. The provision charged to warranty expense for the years ended December 31, 2007 and 2006 was approximately $2,000and $6,000, respectively.
Fair Value of Financial Instruments
The carrying values reported for cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their respective fair values in the accompanying balance sheet due to the short-term maturity of these financial instruments.
Income Taxes
The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company also complies with the provisions of the Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company adopted FIN 48 and has determined that the adoption did not have an impact on the Company’s financial position, results of operations, or cash flows.
Earnings Per Share
The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requiring dual presentation of basic and diluted income/loss per share for all periods presented. Basic income/loss per share excludes dilution and is computed by dividing income/loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income/loss of the Company. The difference between the number of shares used to compute basic income/loss per share and diluted income/loss per share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. As the Company reported a net loss for the years ended December 31, 2007 and 2006, the effects of the 1,332,401 shares issuable upon exercise of outstanding warrants and options as of December 31, 2007 have not been considered in the diluted net loss per common share since these dilutive securities would reduce the loss per common share and become anti-dilutive.
Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements in accounting pronouncements where fair value is the relevant measurement attribute. However, for some entities, the application of this statement will change current practice for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS 157 on its definition and measurement of fair value and disclosure requirements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments at fair value. Unrealized gains and losses on items for which option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159 but does not expect that it will have a material impact on the Company’s financial position and results of operations and cash flows.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS No. 141(R) is not permitted.
Stock Based Compensation
The FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized of the period during which an employee is required to provide service in exchange for the award. No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The Company adopted SFAS No. 123(R) at commencement of operations.
Concentration of credit risk:
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Liquidity and capital resources
Since inception, the Company has incurred losses and negative cash flows from operations and at December 31, 2007 the Company has an accumulated deficit of approximately $4.7 million. In December 2007 the Company completed a private placement of 16 million shares of its common stock and received net proceeds of approximately $5.9 million, including the cancellation of $745,000 of debt. At December 31, 2007 the Company’s cash balance was approximately $4.9 million. Based upon management’s current forecast of future revenues and expenses, the Company believes that its cash resources will be adequate to fund operations in 2008. There can be no assurance that our future cash flow will be sufficient to meet our obligations and commitments. If revenues from operations turn out to be insufficient to meet the Company’s projected capital needs, or if management’s forecasts prove inaccurate, then the Company will experience a cash shortage and will likely be required to raise additional capital through equity or debt financings, the sale of assets, or other means. There can be no assurance that any such actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements, which may have a negative impact on operations.
5. Property and equipment
Details of property and equipment at December 31, 2007 are:

2007
Computer equipment	$1,780
Equipment and tools	6,162
Automobile	17,000

24,942
Less accumulated depreciation	11,649

$13,293

For the years ended December 31, 2007 and 2006, depreciation expense amounted to approximately $5,000 and $6,000, respectively.
6. Prepaid expenses and investor relations fees
Prepaid expenses and prepaid investor relation fees at December 31, 2007 are as follows:

Payments to US public and investor relations firms	$14,000
Payment to a European investor relations firm	394,790
Prepayment of compensation to be amortized over the periods in which the services will be rendered	201,610
Prepaid insurance premiums	35,244

Total	$645,644

The Company has entered into agreements with several firms in the US to provide it with both public relations and investor relations advice and services over periods from one to three years. These agreements call for payments in both cash and common stock and payments are being amortized over the period of each agreement. In addition to the amounts above, the Company has committed to pay monthly retainers to the above firms ranging from $5,000 to $15,000 per month over the life of the agreement The payment to the European firm is pursuant to a six month agreement and represents an advance payment of anticipated out of pocket expenses of the consultant in 2008 but, as of December 31, 2007 none of the funds had been expended. The consultant has agreed to return any funds not spent.

7. Notes payable
On August 31, 2007 and September 12, 2007, the Company issued an aggregate of $745,000 principal amount of 10% convertible secured notes (“Bridge Notes”). The purchasers of the Bridge Notes paid an aggregate gross purchase price of $745,000 for such Bridge Notes and also received shares of common stock of Clear Skies Group, Inc., which were exchanged for 2,310,026 shares of the common stock of the Company in the Reverse Merger. The Bridge Notes became due and payable upon the closing of the December 2007 private placement transaction (see Note 1). Pursuant to the terms of the Bridge Notes, each holder had the right to exchange its Bridge Note for an amount of securities that could be purchased in such private placement for a purchase price equal to the outstanding amount of such holder’s Bridge Note. The holders of all of the Bridge Notes exercised their exchange rights and, consequently, there is no Bridge Note balance due to the holders as of December 31, 2007.
All of the proceeds of the Bridge Notes were allocated to the 1,782,906 and 527,120 shares (after giving effect to the exchanged on completion of the Reverse Merger) issued on August 31, 2007 and September 12, 2007, respectively and the embedded conversion feature. The resulting discount was charged to interest expense in 2007 as every Bridge Note holder exercised their right to convert their Bridge Notes into common stock on December 20, 2007.
8. Stock-based compensation and common stock issued and agreed to be issued
Upon commencement of operations, the Company entered into multiple agreements in which the Company received consulting and other services in exchange for the Company’s common stock or options to purchase the Company’s common stock. The Company complies with SFAS 123(R) and records compensation expense for the fair value of these services over the periods in which they are provided.
In September 2005, the Company agreed to grant 120,000 shares (exchanged for 232,553 shares in the Reverse Merger) to three individuals for agreeing to serve on the Board of Directors for a three year term. The fair value of these shares at the date of such agreement was estimated to be approximately $96,000. For the years ended December 31, 2007 and 2006, the Company recorded Board of Director fees and compensation expense, which are included in general and administrative expenses, of approximately $32,000 and $32,000, respectively, for these shares. Included in other assets as of December 31, 2007 and 2006 are deferred Board of Director fees of approximately $21,000 and $53,000, respectively.
In September 2005, the Company agreed to grant 160,000 shares (exchanged for 310,070 shares in the Reverse Merger) to two entities for agreeing to provide consulting and other services over a two year term. The fair value of these shares at the date of such issuance was estimated to be approximately $128,000 which results in a monthly compensation expense of approximately $5,333 over the term of the agreement. For the years ended December 31, 2007 and 2006, the Company recorded consulting and other service fees, which is included in general and administrative expenses, of approximately $48,000 and $64,000, respectively.
As a result of the above transactions, capital advances of $310,000 in September 2005 and $200,000 in April 2006, and services performed in exchange for shares issued prior to 2006, the Company became contractually obligated to issue shares in excess of its 200 authorized shares (“Old Shares of Clear Skies Group, Inc.”). As a result, the Company recorded a liability of approximately $894,000 as of December 31, 2006 for the value of the contractual obligations. Due to the contractual obligation to issue the excess shares, the Board of Directors, with stockholder approval, passed a resolution to increase the authorized shares to 10,000,000. On January 30, 2007, the certificate of incorporation (the “Charter”) was officially amended to authorize the Company to issue 10,000,000 shares (“New Shares of Clear Skies Group, Inc.”) of $0.01 par value common stock. Concurrently with the amendment to the Charter, the Company’s sole shareholder was issued 1,570,000 New Shares of Clear Skies Group, Inc. (exchanged for 3,042,570 shares in the Reverse Merger) in exchange for the Old Share of Clear Skies Group, Inc. previously issued. Upon the amendment to the Charter, the obligation to issue 1,042,500 shares of CSG common stock (exchanged for 2,020,297 in the Reverse Merger) was fulfilled and the liability was reclassified to stockholders equity as Common Stock to the extent of par value with the excess classified as Additional Paid-In Capital.

In May 2007, the Company issued a stockholder a warrant to purchase 50,000 New Shares of Clear Skies Group for services rendered. Such warrant had a three year term and an exercise price of $2.00 per share. The fair value of the warrant at issuance was estimated to be approximately $31,000 which was recorded as service fees and included in general and administrative expenses for the year ended December 31, 2007. As part of the Reverse Merger, the warrant was cancelled in exchange for the issuance of 96,897 shares of the Company’s common stock.
The Company is obligated under a contract with a public relations consultant to issue $4,500 worth of its common stock to the consultant each month during the term of the contract which expires on September 30, 2008. As of December 31, 2007, the Company was obligated to issue $13,500 worth of its common stock and the $13,500 was recorded as an expense on the accompanying statement of operations and the obligation recorded as an accrued expense on the consolidated balance sheet.
9. Related party transactions
In April 2007, the Company issued 37,500 shares of common stock and warrents to purchase shares of 37,500 CSG common stock for $75,000. These shares were exchanged for 72,673 shares in the Reverse Merger and the warrants were exchanged for an additional 72,673 shares of our common stock in the Reverse Merger.
In April 2007, the Company issued 40,000 shares (exchanged for 77,517 shares in the Reverse Merger) to an individual who was a director as compensation for services rendered other than as a director. The fair value of these shares at issuance was estimated to be approximately $33,000 which was recorded as service fees and included in general and administrative expenses for the year ended December 31, 2007.
In April 2007, the Company issued 60,000 shares (exchanged for 116,276 shares in the Reverse Merger) to an individual to serve as the Company’s Chief Operating Officer during 2007. The fair value of these shares at the date of such agreement was estimated to be approximately $49,000. At December 31, 2007, the Company recorded compensation expense, which is included in general and administrative expenses, of approximately $49,000 for these shares.
In May 2007, the Company issued 300,000 shares and a warrant to purchase 150,000 additional New Shares of Clear Skies Group, Inc. to the president of the Company as compensation for services rendered. The 300,000 shares and the warrant were exchanged for 581,383 and 29,069 shares in the Reverse Merger, respectively. The balance of the warrant was cancelled. The warrant had a three year term and an exercise price of $2.00 per New Share of Clear Skies Group, Inc. The fair value of the shares at issuance was estimated to be approximately $246,000 and the fair value of the warrant at issuance was estimated to be approximately $12,000. Total service fees of approximately $258,000 was recorded which are included in general and administrative expenses for the year ended December 31, 2007.
In May 2007, the Company issued 150,000 shares (exchanged for 290,691 shares in the Reverse Merger) to a related party as compensation for services rendered. The fair value of these shares at issuance was estimated to be approximately $123,000 which was recorded as service fees and included in general and administrative expenses for the year ended December 31, 2007.
In July 2007, the Company issued 10,000 shares of common stock and warrants to purchase shares of CSG common stock for $20,000. These shares were exchanged for 19,379 shares in the Reverse Merger and the warrants were cancelled.
Several of the Company’s officers and directors, or their affiliates, have from time to time extended loans to the Company or agreed to defer compensation payable to them in order to fund the Company’s operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”) loaned $285,000 at 10% interest compounded daily, which had been repaid in full as of December 31, 2007; and (ii) Gelvin Stevenson loaned $20,000 all of which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green agreed to the deferral of $73,259 of his compensation (of which $69,366 was unpaid and included in accrued expenses as of December 31, 2007). As of March 18, 2008, Mr. Green’s deferred compensation had been repaid in full. Mr. Green advanced $30,275 to the Company in 2006 and an additional $70,037 in 2007 (which has been recorded as a balance of $100,312 due to related party at December 31, 2007). This related party transaction was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and have not been memorialized by written promissory notes. At December 31, 2007, there were miscellaneous due to related parties of approximately $4,000.
Refer to Note 8 for details of stock-based compensation to stockholders.
10. Stock Options and Warrants
In accordance with SAS No. 123(R), the Company uses the Black-Scholes option pricing model to measure the fair value of its Option awards granted in 2007 as part of or after the Reverse Merger described in Note 1. All Option awards granted prior to the Reverse Merger transaction described in Note 2 were exchanged for common stock as part of that transaction. The Black-Scholes model requires the input of highly subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. As the Options were granted to non-employee consultants the resulting fair value is recorded as consulting expense on a straight-line basis over the period of service of the consultants, in this case one year. The amount of this expense charged to earnings for the year ended December 31, 2007 was $9,700 and $228,400 will be charged against earnings in the following calendar year. The warrants granted to the placement agent and its designees to purchase a total of 732,401 shares at $.50 per share expiring on December 20, 2010 are reflected as offsetting charges to additional paid-in capital as of and for the year ended December 31, 2007.

The value of a warrant issued to a consultant was estimated using the Black-Scholes model and the following assumptions: risk free rate of return ranging from 3.25% to 4.20%; zero estimated dividend yield; expected terms ranging from three to five years and volatility of 121%. The estimated stock price volatility was derived based on the average volatility of 34 companies that the Company considered reasonably similar to it. The risk free rate of return was based on the yield of US Treasury debt of comparable maturities on the date of issuance of the Options. The resulting value of this warrant was $210,250 of which $8,640 has been charged to earnings in 2007 with the remainder to be amortized during 2008 over the periods in which services are to be rendered under the applicable consulting agreement.
In December 2007 the Company’s shareholders approved its 2007 Equity Incentive Plan which provides for the granting of options to both employees and non-employees to purchase up to 2,500,000 shares of the Company’s common stock. The Plan is administered by the Company’s Board of Directors or a committee appointed by the Board. As of December 31, 2007 no options have been granted under this Plan.
The Company has agreed to issue options and warrants to public and investor relations consultants mentioned in Note 6 which could result in the issuance of up to 800,000 shares of common stock at purchase prices of $.50 to $1.50 per share. In addition, the Company agreed to issue a total of common stock with a value of $4,500 per month pursuant to a one year contract with one of the consultants, the exact number of shares being dependant on the market price of the Company’s common stock. For the three months in which the contract was in effect in 2007 the Company is required to issue a total of 27,000 shares of common stock to this consultant.
11. Significant Concentration of Business and Credit Risk
The Company had three vendors that accounted for approximately 16% of materials purchased during 2007. At December 31, 2007 all amounts due to these vendors had been paid in full.
The Company had one customer that accounted for approximately 75% of revenues recognized during 2007. At December 31, 2007, accounts receivable included amounts owed to the Company from this customer of approximately $2,500.
The Company had two vendors that accounted for approximately 85% of materials purchased during 2006. The Company had two customers that accounted for approximately 49% of revenues billed during 2006.
12. Contracts
The Company generates billings based on the fulfillment of milestones, which are set forth in the signed contract for each project. Milestones may include, but are not limited to, initial permits being obtained, delivery of materials, and when installation is subsequently complete.

As of December 31,	2007

Costs Incurred on Contracts	$355,183
Estimated Earnings, less foreseeable losses	30,610

385,793
Billings to Date	(393,159)

Net costs and estimated earnings/losses in excess of billings	$(7,366)

These amounts are included in the accompanying December 31, 2007 and 2006 balance sheet under the following captions:
Costs and estimated earnings in excess of billings	$27,641
Billings in excess of costs and estimated earnings	(35,007)

$(7,366)

13. Income Taxes
No current federal or state income tax provision has been provided for in the accompanying consolidated financial statements as the Company has incurred losses since its inception. The Company is subject to franchise taxes in various states where it does business, including New York State.
At December 31, 2007, the Company had federal net operating loss (“NOL”) carry forwards for income tax purposes of approximately $2,132,000. These NOL carry forwards expire through 2027 but are limited due to section 382 of the Internal Revenue Code (the “382 Limitation”) which states that the NOL of any corporation for any year after a greater than 50% change in control has occurred shall not exceed certain prescribed limitations. As a result of the private placement described in Note 2 all of the NOL carry forwards are subject to the 382 Limitation which limits the utilization of those NOL carry forwards to approximately $370,000 per year. The remaining federal NOL carry forwards may be used by the Company to offset future taxable income prior to their expiration. For the year ended December 31, 2007 the difference between the Federal statutory rate and the effective rate was due primarily to State taxes, non-deductability of amortization of debt discount and change in the valuation allowance of approximately $1.9 million.
The components of the Company’s net deferred tax assets were approximately as follows at December 31, 2007:

NOL carry forwards	$2,132,000
Allowance for doubtful accounts and other differences	74,000

Total	$2,206,000
Valuation allowance	2,206,000

Total net deferred tax assets	$-0-
The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of losses and the 382 limitation, management concluded that utilization of the deferred tax assets is not certain. Accordingly, a full valuation allowance has been provided for the deferred tax assets.
14. Commitments and Contingencies
Litigation
From time to time, the Company is a party to various legal matters in the normal course of business, the outcome of which, in the opinion of management, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.
Lease commitments
The Company occupies its premises on a month to month lease.
Employment agreements
The Company has entered into several two year employment agreements with certain employees providing for severance arrangements. The severance arrangements become Company obligations if the Company terminates such a contract without “cause” or if the employee terminates his contract with “good reason” (as such terms are defined in the relevant agreement) and vary in amount (based on the salary in effect on such termination date) and duration from three months to the remainder of the contract term.

CLEAR SKIES SOLAR, INC.
Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(Unaudited)	(Restated)
	(Restated)
ASSETS

Current assets
Cash and cash equivalents	$3,372,302	$4,866,842
Accounts receivable, less allowance for doubtful accounts of $41,775 and $32,775 at March 31, 2008 and December 31, 2007, respectively	214,698	92,291
Other receivable	167,988	—
Costs and estimated earnings in excess of billings	35,885	27,641

Total current assets	$3,790,874	$4,986,774

Property and equipment, net	20,114	13,293

Prepaid expenses and investor relations fees	185,906	645,644

Other Assets	53,735	54,017

	$4,050,629	$5,699,728

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$800,652	$788,468
Billings in excess of costs and estimated earnings	36,434	35,007
Due to related parties	—	104,410
Customer deposits	—	5,000
Obligation to issue options and warrants	41,363	9,401
Payroll liabilities	41,354	140,729
Installation warranty liability	7,742	7,743
Estimated loss on uncompleted contracts	27,969	—

Total current liabilities	$955,514	$1,090,758

Stockholders’ equity

Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued and outstanding
Common stock, $.001 par value, 100,000,000 shares authorized, 30,925,097 and 30,883,723 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	30,925	30,883
Additional paid-in capital	9,386,021	9,247,682
Accumulated deficit	(6,321,831)	(4,669,595)

Total stockholders’ equity	$3,095,115	$4,608,970

	$4,050,629	$5,699,728

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

CLEAR SKIES SOLAR , INC.
Unaudited Condensed Consolidated Statements of Operations
For the three months ended March 31,

	2008	2007
	(Restated)

Revenues
Contract revenue	$138,224	$12,600
Subcontractor revenue	—	223,633
Other	15,000	—

Total revenues	153,224	236,233

Cost of revenues	193,348	257,593

Gross margin	(40,124)	(21,360)

Operating expenses
Selling expenses	233,959	61,813
General and administrative expenses	1,404,571	198,517

	1,638,530	260,330

Loss from operations	(1,678,654)	(281,690)

Other revenue (expense)
Interest income	32,347	—

Interest expense	(5,930)	—

Net (loss)	$(1,652,237)	$(281,690)

Weighted average common shares outstanding, basic and diluted	30,886,678	4,427,269

Loss per share, basic and diluted	(0.05)	(0.06)
See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

CLEAR SKIES SOLAR, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
For the three months ended March 31,

	2008	2007
	(Restated)

Net Loss	$(1,652,237)	$(281,690)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	2,120	—
Stock-based compensation	156,843	—
Estimated loss on contracts	27,969	—
Bad debt expense	9,000	68,000
Increase (decrease) in cash and cash equivalents attributable to changes in operating assets and liabilities:
Accounts receivable	(131,407)	(72,419)
Costs and estimated earnings in excess of billings	(8,244)	51,210
Prepaid expenses and investor relations fees	291,752	(220)
Other assets	282	(978)
Accounts payable and accrued expenses	25,684	114,549
Customer deposits	(5,000)	—
Billings in excess of costs and estimated earnings	1,427	—
Payroll liabilities	(99,376)	35,541

Net cash used in operating activities	$(1,381,189)	$(86,007)

Net cash flows used in investing activities:
Purchases of equipment	(8,941)	—

Net cash flows from financing activities:
Advances from related party	(104,410)	—

Net decrease in cash and cash equivalents	(1,494,540)	(86,006)

Cash and cash equivalents, beginning of period	$4,866,842	$111,439

Cash and cash equivalents, end of period	$3,372,302	$25,433

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,930	$—

Supplemental disclosure of non-cash financing and investing activities:
Value of shares of common stock issued to consultants	$13,500	$—

Reclassification of prepaid investor relations to other receivable	$167,988	$—

Issuance of stock out of obligation to issue stock	$—	$894,000

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of presentation and nature of operations
The accompanying unaudited condensed consolidated interim financial statements of the Company as of March 31, 2008 and for the three month periods ended March 31, 2008 and 2007 reflect all adjustments of a normal and recurring nature to present fairly the consolidated financial position, results of operations and cash flows for the interim periods. These unaudited condensed, consolidated financial statements have been prepared by the Company pursuant to the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Pursuant to such instructions, certain financial information and footnote disclosures normally included in such financial statements have been condensed or omitted.
These unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto, together with management’s discussion and analysis or plan of operations, contained in the Company’s annual report on Form 10-KSB for the year ended December 31, 2007. The results of operations for the three month period ended March 31, 2008 are not necessarily indicative of the results that may occur for the year ending December 31, 2008.
Nature of Operations
Clear Skies Group, Inc. (“CSG”) was formed in New York in September 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. CSG commenced operations in August 2005 and received its initial funding from Rudd-Klein Alternative Energy, LLC in September 2005. The Company also has proprietary and patented remote monitoring technology under the name XTRAX® with applications in the solar electricity production industry and other potential markets.
Unless the context requires otherwise, references to the “Company “ for periods prior to the closing of the Reverse Merger (Note 2) on December 20, 2007 refer to Clear Skies Group, Inc., a private New York corporation that is now Clear Skies Solar, Inc.’ s wholly owned subsidiary, and such references for periods subsequent to the closing of the Reverse Merger on December 20, 2007, refer to Clear Skies Solar, Inc., a publicly traded Delaware corporation formerly known as Clear Skies Holdings, Inc. (“CSH”), together with its subsidiaries, including Clear Skies Group, Inc.
1a. Restatement and reclassifications of previously issued financial statements
Summary of Restatement Items
In July 2008 the Company concluded that it was necessary to restate its financial results for the fiscal year ended December 31, 2007 and for the quarter ended March 31, 2008 to reflect the reclassification of its obligations to issue shares of its common stock and an option to purchase its common stock to two consultants. The Company had previously classified the value of these obligations as a current liability. After further review, the Company has determined that these obligations are not liabilities as defined by GAAP and therefore should not be reflected on the Company’s balance sheet and therefore the recording of the offsetting prepaid expenses should also not have been recorded as assets. The accompanying balance sheet and statement of operations as of and for the three months ended March 31, 2008 have been restated to effect the changes described above. The impact of the adjustments related to these re-classifications is summarized below. The statement of cash flows has not been shown below, as the adjustments offset each other and there is no change in the total net cash used for operating activities.

Balance Sheet Impact
The following table sets forth the effects of the restatement adjustments on the Company’s balance sheet as of March 31, 2008:

	As
	Originally		As
	Reported	Changes	Restated
Cash and cash equivalents	$3,372,302		$3,372,302
Accounts receivable, less allowance for doubtful accounts of $41,775	214,698		214,698
Other receivable	167,988		167,988
Costs and estimated earnings in excess of billings	35,886		35,886

Total current assets	3,790,874		3,790,874

Property and equipment, net	20,114		20,114
Prepaid expenses and investor relations fees	385,074	$199,168	185,906
Other assets	53,735		53,735

	$4,249,797	$199,168	$4,050,629

Accounts payable and accrued expenses	$800,652		$800,652
Billings in excess of costs and estimated earnings	36,434		36,434
Obligations to issue options and warrants	327,650	286,287	41,363
Estimated loss on uncompleted contracts	27,969		27,969
Payroll liabilities	41,354		41,354
Installation warranty	7,742		7,742

Total current liabilities	1,241,801	286,287	955,514

Total stockholders’ equity	3,007,996	87,119	3,095,115

	$4,249,797	$199,168	$4,050,629

Impact on the Statement of Operations
The following table sets forth the effects of the restatement adjustments on the Company’s statement of operations for the three months ended March 31, 2008:

	As
	Originally		As
	Reported	Changes	Restated
Revenues
Contract revenue	$138,224		$138,224
Subcontract revenue	15,000		15,000

Total revenues	153,224		153,224

Cost of revenues	193,348		193,348

Gross margin	-40,124		-40,124

Operating expenses
Selling expenses	233,959		233,959
General and administrative expenses	1,488,302	83,731	1,404,571

	1,722,261	83,731	1,638,530

Loss from operations	(1,762,385)	(83,731)	(1,678,654)

Other revenue (expenses)
Interest income	32,347		32,347
Interest expense	-5,930		-5,930

	26,417		26,417

Net loss	$(1,735,968)	$(83,731)	$(1,652,237)

Weighted average common shares outstanding, basis and diluted	30,886,678		30,886,678

Loss per share, basic and diluted	$(0.06)		$(0.05)

2. Business combination and subsequent financing
The reverse merger
On December 13, 2007, our predecessor, BIP Oil, Inc., a Nevada corporation (“BIP”), and Clear Skies Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BIP (“CSH”), entered into an Agreement and Plan of Merger. On December 18, 2007, BIP merged with and into CSH, so that BIP and CSH became a single corporation named Clear Skies Holdings, Inc., which exists under, and is governed by, the laws of the State of Delaware (the “Reincorporation”). Immediately following the Reincorporation, there were 59,841,923 shares of Clear Skies Holdings, Inc. issued and outstanding to stockholders of record.
On December 20, 2007, Clear Skies Acquisition Corp., a newly formed wholly owned subsidiary of Clear Skies Holdings, Inc., was merged with and into Clear Skies Group, Inc. (the “Reverse Merger”), and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Prior to the Reverse Merger, certain stockholders of Clear Skies Group, Inc. agreed to surrender an aggregate of 60,000 shares of Clear Skies Group, Inc. (exchangeable for an aggregate of 116,276 shares of common stock of Clear Skies Holdings, Inc. in the Reverse Merger) for cancellation. Pursuant to the Reverse Merger, the outstanding shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 8,492,067 shares of Clear Skies Holdings, Inc. at a conversion rate of 1.937943 shares of Clear Skies Holdings, Inc. for each share of Clear Skies Group, Inc. In addition, pursuant to the Reverse Merger, outstanding warrants to purchase an aggregate of 760,000 shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 416,656 shares of common stock of Clear Skies Holdings, Inc.
Immediately following the closing of the Reverse Merger, Clear Skies Holdings, Inc. transferred all of its pre-Reverse Merger operating assets and liabilities to its newly formed wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of BIP Holdings, Inc.’s outstanding capital stock to Clear Skies Holdings, Inc.’s then-majority stockholders in exchange for cancellation of 53,866,923 shares of Clear Skies Holdings, Inc. common stock held by those stockholders (such transaction, the “Split-Off”). The remaining stockholders of Clear Skies Holdings, Inc. continued to hold 5,975,000 shares of Clear Skies Holdings, Inc. after the split-off.
After the Reverse Merger, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors.
On January 25, 2008, Clear Skies Holdings, Inc. changed its name to Clear Skies Solar, Inc.
The Reverse Merger was accounted for as a reverse acquisition and recapitalization of Clear Skies Group, Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the Company’s consolidated financial statements for periods prior to the Reverse Merger are those of Clear Skies Group, Inc. and have been recorded at the historical cost basis of Clear Skies Group, Inc., and the Company’s consolidated financial statements for periods after completion of the reverse merger include both the Company’s and Clear Skies Group, Inc.’s assets and liabilities, the historical operations of Clear Skies Group, Inc. prior to the Reverse Merger and the Company’s operations from the closing date of the Reverse Merger.
The private placement
Following the business combination discussed above, the Company closed on a private placement offering of 16,000,000 shares of its common stock for an aggregate gross purchase price of $8,000,000, including $745,000 of exchanged debt. The cash costs of the private placement of common stock and the prior issuance of $745,000 of bridge notes were approximately $2 million in the aggregate, and the Company issued warrants expiring in December 2010, in connection with both financings, to the placement agent and its designees to purchase an aggregate of up to 732,401 shares of the Company’s common stock at $.50 per share. The common stock of Clear Skies Solar, Inc. trades on the over the counter bulletin board under the symbol CSKH:OB. The Company agreed to file a registration statement with the Securities and Exchange Commission within ninety days of the closing of the private placement (by March 23, 2008) seeking registration of the 16,000,000 shares as well as shares issuable under certain options and warrants issued in connection with the sale of the bridge notes and to two consultants. The Company also agreed to use its best efforts to cause the registration statement to become effective within 180 days of the closing of the private placement. If either obligation is not met, the Company is required to pay the purchasers of the 16,000,000 shares, pro rata liquidated damages of $80,000 per month (or approximately $2,700 per day for periods less that a full month). The Company filed the registration statement with the Securities and Exchange Commission after the expiration of the ninety day period and has recorded its estimated $15,000 liability as of December 31, 2007.

3. Summary of significant accounting policies
Accounts Receivable and Allowance for Doubtful Accounts
The Company regularly evaluates the validity of its accounts receivable. The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, if necessary, based on a history of past bad debts and collections and current credit conditions. Accounts receivable are written-off as uncollectible on a case-by-case basis at the discretion of management. Accounts receivable consist of trade receivables and when applicable amounts due from state agencies for rebates on state-approved solar systems installed. A total of $37,080 of rebates was included in accounts receivable at March 31, 2008. When the Company sells systems with a rebate component, the savings is passed directly to the customer and the Company takes ownership of the rebate receivable from the applicable state agency.
Revenue Recognition
The Company has two distinct revenue streams that have very different characteristics and payment time cycles. Therefore, a different revenue recognition policy applies to each category.
Contract revenue: In accordance with SEC Staff Accounting Bulletin No. 101 — “Revenue Recognition in Financial Statements” (“SAB”), which was superseded by SAB 104, contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct costs of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all the risks and rewards of billing. Regardless of a customer’s structure or industry, if the Company is the lead contractor, then the Company recognizes all revenues using the percentage of completion method.
Subcontractor Revenue: From time to time, the Company performs installation and other services as a subcontractor. These services differ from contract revenue in that the Company is entitled to be compensated for subcontractor work performed prior to completion of the system, because the Company has no obligation or ownership of the system so long as it completes its tasks satisfactorily. Revenues from subcontractor projects are realized as they are completed.
Cost Recognition
Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supply, and tool costs. The Company makes provisions for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.
The Company carries inventory as it needs to buy materials in advance of anticipated orders due to possible long lead times at vendors. In addition, the Company will have purchased material at job sites prior to installation and completion of the job. Costs incurred of approximately $25,000 as of March 31, 2008, to acquire materials that were purchased for certain jobs which had not been completed as of the balance sheet date are included in costs and estimated earnings in excess of billings. These costs are charged to the projects as they are installed.

Earnings Per Share
The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requiring dual presentation of basic and diluted income/loss per share for all periods presented. Basic income/loss per share excludes dilution and is computed by dividing income/loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income/loss of the Company. The difference between the number of shares used to compute basic income/loss per share and diluted income/loss per share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. As the Company reported a net loss for the three months ended March 31, 2008 and 2007, the effects of the 3,422,401 shares issuable on exercise of outstanding warrants and options as of March 31, 2008 has not been considered in the diluted net loss per common share since these dilutive securities would reduce the loss per common share and become anti-dilutive.
Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS No. 141(R) is not permitted.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS No. 160 applies prospectively as of the beginning of the fiscal year SFAS No. 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS No. 160 will not have a material impact on the financial statements; however, it could impact future transactions entered into by the Company.
Stock Based Compensation
The FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized of the period during which an employee is required to provide service in exchange for the award. No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The Company adopted SFAS No. 123(R) at commencement of operations.

4. Liquidity and capital resources
Since inception, the Company has incurred losses and negative cash flows from operations and at March 31, 2008 the Company has an accumulated deficit of approximately $6.3 million. In December 2007 the Company completed a private placement of 16 million shares of its common stock and received net proceeds of approximately $5.9 million, including the cancellation of $745,000 of debt. At March 31, 2008 the Company’s cash balance was approximately $3.3 million. Based upon management’s current forecast of future revenues and expenses, the Company believes that its cash resources will be adequate to fund operations in 2008. There can be no assurance that our future cash flow will be sufficient to meet our obligations and commitments. If revenues from operations turn out to be insufficient to meet the Company’s projected capital needs, or if management’s forecasts prove inaccurate, then the Company will experience a cash shortage and will likely be required to raise additional capital through equity or debt financings, the sale of assets, or other means. There can be no assurance that any such actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements which may have a negative impact on operations.
5. Prepaid expenses and investor relations fees
Prepaid expenses and prepaid investor relation fees at March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
Payments to US public and investor relations firms	—	$14,000
Payment to a European investor relations firm	—	394,790
Prepayment of compensation to be amortized over the periods in which the services will be rendered	148,812	201,610
Prepaid insurance premiums	37,094	35,244

Total	$185,906	$645,644

The Company has entered into agreements with several firms in the US to provide it with both public relations and investor relations advice and services over periods from one to three years. These agreements call for payments in both cash and common stock and payments are being amortized over the period of each agreement. In addition to the amounts above, the Company has committed to pay monthly retainers to the above firms ranging from $5,000 to $15,000 per month over the life of the agreement The payment to the European firm was originally pursuant to a six month agreement and represented an advance payment of anticipated out of pocket expenses of the consultant in 2008. The agreement was subsequently terminated and the European firm returned $167,988 on April 24, 2008, the balance of uncommitted funds.
6. Stock-based compensation and common stock issued and agreed to be issued
Upon commencement of operations, the Company entered into multiple agreements in which the Company received consulting and other services in exchange for the Company’s common stock or options to purchase the Company’s common stock. The Company complies with SFAS 123(R) and records compensation expense for the fair value of these services over the periods in which they are provided.
In September 2005, the Company agreed to grant 120,000 shares (exchanged for 232,553 shares in the Reverse Merger) to three individuals for agreeing to serve on the Board of Directors for a three year term. The fair value of these shares at the date of such agreement was estimated to be approximately $96,000. For the three months ended March 31, 2008 and 2007, the Company recorded Board of Director fees and compensation expense, which are included in general and administrative expenses, of approximately $8,000 and $8,000, respectively, for these shares. Included in other assets as of March 31, 2008 and December 31, 2007 are deferred Board of Director fees of approximately $13,000 and $21,000, respectively.

As a result of the above transactions, capital advances of $310,000 in September 2005 and $200,000 in April 2006, and services performed in exchange for shares issued prior to 2006, the Company became contractually obligated to issue shares in excess of its 200 authorized shares (“Old Shares of Clear Skies Group, Inc.”). As a result, the Company recorded a liability of approximately $894,000 as of December 31, 2006 for the value of the contractual obligations. Due to the contractual obligation to issue the excess shares, the Board of Directors, with stockholder approval, passed a resolution to increase the authorized shares to 10,000,000. On January 30, 2007, the certificate of incorporation (the “Charter”) was officially amended to authorize the Company to issue 10,000,000 shares (“New Shares of Clear Skies Group, Inc.”) of $0.01 par value common stock. Concurrently with the amendment to the Charter, the Company’s sole shareholder was issued 1,570,000 New Shares of Clear Skies Group, Inc. (exchanged for 3,042,570 shares in the Reverse Merger) in exchange for the Old Share of Clear Skies Group, Inc. previously issued. Upon the amendment to the Charter, the obligation to issue 1,042,500 shares of CSG common stock (exchanged for 2,020,297 in the Reverse Merger) was fulfilled and the liability was reclassified to stockholders equity as Common Stock to the extent of par value with the excess classified as Additional Paid-In Capital.
The Company is obligated under a contract with a public relations consultant to issue $4,500 worth of its common stock to the consultant each month during the term of the contract which expires on September 30, 2008. On March 24, 2008 the Company issued 41,374 shares of its common stock to that public relations consultant. Of the shares issued, 27,000 shares, with a value of $13,500, were issued for services rendered in the three months ended December 31, 2007 and the $13,500 was recorded as an expense in that quarter. The shares were valued at the price paid for shares in the private placement described above. The remaining 14,374 shares also with a value of $13,500 were for services rendered in the first quarter of 2008 and the value was charged to expense in that quarter. The Board determined to value the shares for each month at the closing price of our common stock on the last trading day of the prior month.
7. Related party transactions
In April 2007, the Company issued 40,000 shares (exchanged for 77,517 shares in the Reverse Merger) to an individual who was a director as compensation for services rendered other than as a director. The fair value of these shares at issuance was estimated to be approximately $33,000 which was recorded as service fees and included in general and administrative expenses for the three months ended March 31, 2007.

Several of the Company’s officers and directors, or their affiliates, have from time to time extended loans to the Company or agreed to defer compensation payable to them in order to fund the Company’s operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”) loaned $285,000 at 10% interest compounded daily, which had been repaid in full as of December 31, 2007; and (ii) Gelvin Stevenson loaned $20,000 all of which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green agreed to the deferral of $73,259 of his compensation (of which $69,366 was unpaid and included in accrued expenses as of December 31, 2007). As of March 18, 2008, Mr. Green’s deferred compensation had been repaid in full. Mr. Green advanced $30,275 to the Company in 2006 and an additional $70,037 in 2007 (which has been recorded as a balance of $100,312 due to related party at December 31, 2007). This related party transaction was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and have not been memorialized by written promissory notes. At December 31, 2007, there were miscellaneous due to related parties of approximately $4,000 which were paid in March, 2008.
8. Stock Options and Warrants
In accordance with SAS No. 123(R), the Company uses the Black-Scholes option pricing model to measure the fair value of its Option awards granted in 2007 as part of or after the Reverse Merger described in Note 1. All Option awards granted prior to the Reverse Merger transaction described in Note 2 were exchanged for common stock as part of that transaction. The Black-Scholes model requires the input of highly subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. As the Options were granted to non-employee consultants the resulting fair value is recorded as consulting expense on a straight-line basis over the period of service of the consultants, in this case one year. The amount of this expense charged to earnings for the three months ended March 31, 2008 and 2007 was $9,700 and $228,400 respectively, and $224,700 will be charged against earnings in the last nine months of 2008. The warrants granted to the placement agent and its designees to purchase a total of 732,401 shares at $.50 per share expiring on December 20, 2010 are reflected as offsetting charges to additional paid-in capital as of and for the year ended December 31, 2007.
In December 2007 the Company’s shareholders approved its 2007 Equity Incentive Plan which provides for the granting of options to both employees and non-employees to purchase up to 2,500,000 shares of the Company’s common stock. The Plan is administered by the Company’s Board of Directors or a committee appointed by the Board. As of December 31, 2007 no options have been granted under this Plan. On May 1, 2008 the Company adopted the Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan and, pursuant to that Plan, each of the three non-employee directors were granted options expiring in ten years to purchase 90,000 shares at $1.30 each.

The Company agreed to issue a total number of shares of common stock with a value of $4,500 per month pursuant to a one year contract with one of the consultants, the exact number of shares being dependant on the market price of the Company’s common stock. For the three months ended March 31, 2008 in which the contract was in effect the Company issue a total of 41,374 shares of common stock to this consultant.
The Company did not issue any stock options to employees in 2007. A summary of the Company’s stock option activity in the first three months of 2008 for employees is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Number of	Price per	Term	Intrinsic
	Options	Option	(Years)	Value

Outstanding, January 1, 2008	0
Granted February 6, 2008	1,045,000	$1.58	8.64	$1,491,754
Granted March 31, 2008	500,000	$1.25	8.00	$1,052,833
Cancelled/forfeited	0

Outstanding, March 31, 2008	1,455,000

The following table summarized additional information about stock options granted during the three months ended March 31, 2008:

Risk free rate	4.51% - 4.65%
Stock price volatility	121%
Dividend yield	0
The estimated stock price volatility was derived based on the average volatility of 34 companies that the Company considered reasonably similar to it. The risk free rate of return was based on the yield of US Treasury debt of comparable maturities on the date of issuance of the Options.
During the three months ended March 31, 2008, the Company recorded approximately $83,000 of stock based compensation for issuances under this Plan.
9. Contracts
The Company generates billings based on the fulfillment of milestones, which are set forth in the signed contract for each project. Milestones may include, but are not limited to, initial permits being obtained, delivery of materials, and when installation is subsequently complete.

As of March 31, 2008 and December 31, 2007	2008	2007

Costs Incurred on Contracts	$524,692	355,183
Estimated Earnings, less foreseeable losses	9,325	30,610

	534,017	385,793
Billings to Date	(534,566)	(393,159)

Net costs and estimated earnings/losses in excess of billings	$(549)	(7,366)

These amounts are included in the accompanying March 31, 2008 balance sheet under the following captions:
Costs and estimated earnings in excess of billings	$35,885	27,641
Billings in excess of costs and estimated earnings	(36,434)	(35,007)

	$(549)	(7,366)

10. Commitments and Contingencies
Litigation
From time to time, the Company is a party to various legal matters in the normal course of business, the outcome of which, in the opinion of management, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Lease commitments
The Company occupies its premises on a month to month lease.
Employment agreements
The Company has entered into several two year employment agreements with certain employees providing for severance arrangements. The severance arrangements become Company obligations if the Company terminates such a contract without “cause” or if the covered employee terminates his contract with “good reason” (as such terms are defined in the relevant agreement) and vary in amount (based on the salary in effect on such termination date) and duration from three months to the remainder of the contract term.
11. Fair Value Measurements
Effective January 1, 2008, the Company implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurement, or SFAS 157, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.
The adoption of SFAS 157 to the Company’s financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on the Company’s financial results.
In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical asssets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. At March 31, 2008, the Company had approximately $3,372,000 in cash and cash equivalents, which is a Level 1 input.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
CLEAR SKIES SOLAR, INC.
19,913,742 Shares
Common Stock

PROSPECTUS

                                        , 2008
Dealer Prospectus Delivery Obligation. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$897.02
Legal fees and expenses	$75,000.00
Accounting fees and expenses	$85,000.00
Miscellaneous	$1,102.98

Total	$162,000.00
Item 14. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.
We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.
We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.
Item 15. Recent Sales of Unregistered Securities
During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All purchasers of our securities were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.
Sales by BIP Oil, Inc.
BIP Oil, Inc. was incorporated in the State of Nevada in January 2007 and issued 5,000,000 shares of its common stock to its founders for $50 cash and services rendered that were valued, in the aggregate, at $5,000 by its board of directors. These shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
In March 2007, BIP Oil, Inc. completed a private placement of 1,510,000 shares of its common stock to 55 investors, at a purchase price of $0.10 per share for an aggregate offering price of $151,000. These shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Sales by Clear Skies Solar, Inc.
As of December 20, 2007, we accepted subscriptions for a total of 283.8 units in a private placement, with each unit consisting of 50,000 shares of our common stock, and as of December 24, 2007, we accepted subscriptions for another 36.2 units in such private placement. In total, we sold 320 units consisting of an aggregate of 16,000,000 shares of our common stock in the December 2007 private placement for a purchase price of $25,000 per unit, pursuant to the terms of a Confidential Private Placement Memorandum, dated November 12, 2007, as supplemented. We received gross proceeds from such closings of the private placement, including $745,000 principal amount of bridge notes that were exchanged in such private placement, of $8,000,000.
Our December 2007 private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in such private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
We agreed to pay the following placement agent fees to Westminster Securities Corporation or its designees in connection with our December 2007 private placement: (i) a cash fee of $626,650 (equal to 8% of the aggregate cash purchase price of units sold to investors in the private placement, or up to 9% for units placed through selected dealers), and (ii) three-year warrants to purchase 640,000 shares of our common stock (equal to 4% of the common stock included in units sold in the private placement) at an exercise price of $0.50 per share (subject to adjustment).
On March 24, 2008, April 3, 2008, May 2, 2008 and June 1, 2008, we issued 41,374 shares (equal to $49,648.80 based on the fair market value at the time of issuance), 3,750 shares (equal to $4,687.50 based on the fair market value at the time of issuance), 3,461 shares (equal to $4,118.59 based on the fair market value at the time of issuance) and 3,913 shares (equal to $4,499.95 based on the fair market value at the time of issuance), respectively, of our common stock to a investor relations firm for services provided to us. On April 3, 2008, we issued 200,000 shares of our common stock (equal to $250,000 based on the fair market value at the time of issuance) to a public relations firm for services provided to us. On April 3, 2008, we issued 105,000 shares (equal to $131,250 based on the fair market value at the time of issuance) and 43,000 shares (equal to $53,750 based on the fair market value at the time of issuance), respectively, of our common stock to a consultant and an employee for services rendered to us. On each of April 11, 2008 and June 9, 2008, we issued 25,000 shares (equal to $39,000 and $33,500, respectively, based on the fair market value at the time of issuance) of our common stock to a consultant for services provided to us related to our reverse merger transaction in December 2007. On June 6, 2008, we issued 100,000 shares (equal to $122,000 based on the fair market value at the time of issuance) to a financial consultant for services provided to us. Each of these issuances were made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. These securities were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
Sales by Clear Skies Group, Inc.
On September 30, 2005 and April 18, 2006, Clear Skies Group, Inc. sold shares of its common stock and warrants to Rudd-Klein for aggregate gross proceeds of $410,000. In addition, on April 25, 2006, Clear Skies Group, Inc. sold its common stock in a private placement transaction that raised gross proceeds of $100,000. Furthermore, on April 26, 2007 and July 26, 2007, Clear Skies Group, Inc. sold shares of its common stock and warrants in a series of private placements to two separate purchasers, for aggregate gross proceeds of $75,000 and $20,000, respectively. The offerings were made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the offerings were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
From time to time, Quixotic, Gelvin Stevenson and Ezra Green extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund Clear Skies Group, Inc.’s operating expenses. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson shares of its common stock that were exchanged for 639,521, 242,242 and 77,518 shares of our common stock, respectively, in our reverse merger. Such shares of Clear Skies Group, Inc.’s common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

On August 31, 2007 and September 12, 2007, Clear Skies Group, Inc. sold an aggregate of $745,000 principal amount of 10% secured bridge notes. The purchasers of such bridge notes paid an aggregate gross purchase price of $745,000 for such bridge notes and shares of common stock of Clear Skies Group, Inc., which common stock was exchanged for an aggregate of 2,310,029 shares of our common stock in the reverse merger. Pursuant to the bridge notes, the holders had the right to exchange such bridge notes for an amount of securities that could be purchased in Clear Skies Group, Inc.’s next offering that met certain criteria for a purchase price equal to the outstanding principal and accrued interest on such bridge notes. Accordingly, each holder of bridge notes was entitled to elect whether to be repaid upon consummation of our December 2007 private placement or to exchange its bridge notes for units sold in such private placement. As a result of such elections, upon the closing of our December 2007 private placement, we issued an aggregate of 1,490,000 shares of our common stock in exchange for $745,000 principal amount of bridge notes. The bridge notes and related Clear Skies Group, Inc. common shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.
In connection with the issuance of the bridge notes and related Clear Skies Group, Inc. common shares, we issued to designees Westminster Securities Corporation, Clear Skies Group, Inc.’s placement agent for such offering, three-year warrants to purchase an aggregate of 92,401 shares of our common stock at an exercise price of $0.50 per share (subject to adjustment).
Item 16. Exhibits

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization, dated as of December 19, 2007, by and among Clear Skies Holdings, Inc., Clear Skies Group, Inc. and Clear Skies Acquisition Corp. (2)
2.2	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Secretary of State of the State of Delaware on December 19, 2007 (2)
2.3	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Department of State of the State of New York on December 20, 2007 (2)
3.1(a)	Certificate of Incorporation (1)
3.1(b)	Certificate of Amendment to Certificate of Incorporation (3)
3.2	By-laws (1)
5.1*	Opinion of Haynes and Boone, LLP
10.1	Form of Subscription Agreement (2)
10.2	Form of Placement Warrant (2)

Exhibit No.	Description

10.3	Form of Registration Rights Agreement (2)
10.4	Form of Lock-Up Agreement (2)
10.5	Placement Agent Agreement, dated November 14, 2007, between Clear Skies Group, Inc. and Westminster Securities Corporation (2)
10.6	Form of Directors and Officers Indemnification Agreement (2)
10.7	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (2)
10.8	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Robert Parker (2)
10.9	Clear Skies Holdings, Inc. 2007 Equity Incentive Plan (2)
10.10	Form of 2007 Incentive Stock Option Agreement (2)
10.11	Form of 2007 Non-Qualified Stock Option Agreement (2)
10.12	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of December 20, 2007, between Clear Skies Holdings, Inc. and BIP Holdings, Inc. (2)
10.13	Stock Purchase Agreement, dated as of December 20, 2007 among Clear Skies Holdings, Inc., Bobby Stanley and Joseph I. Lewis (2)
10.14	Settlement Agreement and Mutual Release among Alpha Energy, Clear Skies Group, Inc. and Quixotic Systems, Inc., dated as of August 30, 2007 (2)
10.15	Indemnity and Guaranty Agreement, dated as of August 25, 2007, by Ezra Green and Clear Skies Group, Inc., jointly and severally, in favor of Quixotic Systems, Inc. (2)
10.16	Form of Note Purchase Agreement, dated as of November 7, 2007, between Clear Skies Group, Inc. and each purchaser of 8% Promissory Notes of Clear Skies Group, Inc. (2)
10.17	Form of 8% Promissory Notes of Clear Skies Group, Inc., dated November 7, 2007 (2)
10.18	Settlement Agreement and Release, dated as of November 8, 2007, among Clear Skies Group, Inc., Sustainable Profitability Group, Inc. and Mayur Subbarao (2)
10.19	Resignation Letter from Bobby Stanley, dated December 20, 2007 (2)
10.20**	Employment Agreement, dated December 31, 2007, by and between Clear Skies Holdings, Inc. and Arthur L. Goldberg
10.21**	Summary sheet of amendment, dated February 6, 2008, to the terms of Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green
10.22**	Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications
10.23*	Client Service Agreement, dated as of November 28, 2007, between Clear Skies Group, Inc. and PR Financial Marketing, LLC
10.24	Employment Agreement, dated March 19, 2008, by and between Clear Skies Solar, Inc. and Thomas J. Oliveri (4)
10.25**	Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan
10.26**	Lease between Hub Properties Trust and Clear Skies Solar, Inc., dated May 30, 2008
16	Letter from Rothstein, Kass & Company, dated June 13, 2008 (5)
21.1	List of Subsidiaries (4)
23.1*	Consent of Rothstein Kass & Co.
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page filed on March 27, 2008)

*	Filed herewith.

**	Previously filed.

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 19, 2007.

(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 26, 2007.

(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 30, 2008.

(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-KSB filed on March 31, 2008.

(5)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on June 13, 2008.
Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Massapequa, state of New York, on July 15, 2008.

CLEAR SKIES SOLAR, INC.
By:	/s/ Ezra J. Green
	Name:	Ezra J. Green
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ezra J. Green Ezra J. Green	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 15, 2008
/s/ Arthur L. Goldberg Arthur L. Goldberg	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	July 15, 2008
* Gelvin Stevenson, PhD	Director	July 15, 2008
* Richard Klein	Director	July 15, 2008
* Pamela J. Newman, PhD	Director	July 15, 2008

*	Signed by Ezra J. Green, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated as of December 19, 2007, by and among Clear Skies Holdings, Inc., Clear Skies Group, Inc. and Clear Skies Acquisition Corp. (2)
2.2	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Secretary of State of the State of Delaware on December 19, 2007 (2)
2.3	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Department of State of the State of New York on December 20, 2007 (2)
3.1(a)	Certificate of Incorporation (1)
3.1(b)	Certificate of Amendment to Certificate of Incorporation (3)
3.2	By-laws (1)
5.1*	Opinion of Haynes and Boone, LLP
10.1	Form of Subscription Agreement (2)
10.2	Form of Placement Warrant (2)
10.3	Form of Registration Rights Agreement (2)
10.4	Form of Lock-Up Agreement (2)
10.5	Placement Agent Agreement, dated November 14, 2007, between Clear Skies Group, Inc. and Westminster Securities Corporation (2)
10.6	Form of Directors and Officers Indemnification Agreement (2)
10.7	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (2)
10.8	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Robert Parker (2)
10.9	Clear Skies Holdings, Inc. 2007 Equity Incentive Plan (2)
10.10	Form of 2007 Incentive Stock Option Agreement (2)
10.11	Form of 2007 Non-Qualified Stock Option Agreement (2)
10.12	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of December 20, 2007, between Clear Skies Holdings, Inc. and BIP Holdings, Inc. (2)
10.13	Stock Purchase Agreement, dated as of December 20, 2007 among Clear Skies Holdings, Inc., Bobby Stanley and Joseph I. Lewis (2)
10.14	Settlement Agreement and Mutual Release among Alpha Energy, Clear Skies Group, Inc. and Quixotic Systems, Inc., dated as of August 30, 2007 (2)
10.15	Indemnity and Guaranty Agreement, dated as of August 25, 2007, by Ezra Green and Clear Skies Group, Inc., jointly and severally, in favor of Quixotic Systems, Inc. (2)
10.16	Form of Note Purchase Agreement, dated as of November 7, 2007, between Clear Skies Group, Inc. and each purchaser of 8% Promissory Notes of Clear Skies Group, Inc. (2)
10.17	Form of 8% Promissory Notes of Clear Skies Group, Inc., dated November 7, 2007 (2)

Exhibit No.	Description
10.18	Settlement Agreement and Release, dated as of November 8, 2007, among Clear Skies Group, Inc., Sustainable Profitability Group, Inc. and Mayur Subbarao (2)
10.19	Resignation Letter from Bobby Stanley, dated December 20, 2007 (2)
10.20**	Employment Agreement, dated December 31, 2007, by and between Clear Skies Holdings, Inc. and Arthur L. Goldberg
10.21**	Summary sheet of amendment, dated February 6, 2008, to the terms of Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green
10.22**	Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications
10.23*	Client Service Agreement, dated as of November 28, 2007, between Clear Skies Group, Inc. and PR Financial Marketing, LLC
10.24	Employment Agreement, dated March 19, 2008, by and between Clear Skies Solar, Inc. and Thomas J. Oliveri (4)
10.25**	Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan
10.26**	Lease between Hub Properties Trust and Clear Skies Solar, Inc., dated May 30, 2008
16	Letter from Rothstein, Kass & Company, dated June 13, 2008 (5)
21.1	List of Subsidiaries (4)
23.1*	Consent of Rothstein Kass & Co.
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page filed on March 27, 2008)

*	Filed herewith.

**	Previously filed.

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 19, 2007.

(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 26, 2007.

(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 30, 2008.

(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-KSB filed on March 31, 2008.

(5)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on June 13, 2008.